UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____ to _____

Commission File Number 001-38769

A.       Full title of the plan and the address of the plan, if different from that of the issuer named below:

Cigna 401(k) Plan

B.       Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002

CIGNA 401(k) PLAN

Financial Statements and

Supplemental Schedule

December 31, 2021 and 2020

CIGNA 401(k) PLAN TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	4

Financial Statements
Statements of Net Assets Available for Benefits as of December 31, 2021 and 2020	5
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2021	6
Notes to Financial Statements	7

Supplemental Schedule*
Form 5500 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2021	18

*Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable

3

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of Cigna 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Cigna 401(k) Plan (the “Plan”) as of December 31, 2021 and December 31, 2020 and the related statement of changes in net assets available for benefits for the year ended December 31, 2021, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021 and December 31, 2020, and the changes in net assets available for benefits for the year ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2021 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 29, 2022

We have served as the Plan’s auditor since at least 1994. We have not been able to determine the specific year we began serving as auditor of the Plan

4

CIGNA 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	As of
	December 31,
	2021	2020
	(In thousands)
Assets

Investments, at fair value (See Note 4)	$8,883,913	$7,544,239

Investments, at contract value (See Note 5)	3,697,864	3,488,571

Notes receivable	141,821	145,293

Employer contributions receivable	19,792	19,470

Cash in transit related to merger (See Note 3)	—	214,132

Net assets available for benefits	$12,743,390	$11,411,705

The accompanying Notes to the Financial Statements are an integral part of these statements.

5

CIGNA 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the Year Ended
December 31, 2021
(In thousands)

Investment Income

Net appreciation in fair value of investments	$1,363,247

Other investment income	74

Interest	97,258

Dividends	15,119

Net investment income	1,475,698

Interest income on notes receivable from participants	7,328

Contributions

Employee contributions	469,503

Employer contributions	262,774

Rollover contributions	73,860

Total contributions	806,137

Deductions

Benefits paid to participants	(955,101)

Plan expenses	(2,781)

Total deductions	(957,882)

Net increase	1,331,281

Other Transfers	404

Net assets available for benefits
Beginning of year	11,411,705

End of year	$12,743,390

The accompanying Notes to the Financial Statements are an integral part of these statements.

6

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Description of the Plan

The following description of the Cigna 401(k) Plan (the “Plan”) provides general information only. A more complete explanation of the features and benefits available under the Plan, a defined contribution plan, is contained in the Plan’s Summary Plan Description and Prospectus. Generally, all U.S.-based employees of participating affiliates of Cigna Holding Company (the “Company” or “Plan Sponsor”) are eligible to participate in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As of December 31, 2021 and 2020 and for the year ended December 31, 2021, Prudential Bank & Trust, FSB, was the Trustee for the Plan.

The Company is a subsidiary of Cigna Corporation ("Cigna"). The Cigna Stock Fund refers to shares of Cigna. Effective January 1, 2022, Cigna maintains and sponsors the Plan.

Plan Administration

The Cigna Corporation Retirement Plan Committee, which is comprised of three members of Cigna's management, is the primary Plan fiduciary. This committee delegates responsibility for administration of the Plan to the Plan Administrator, a Cigna employee, and responsibility for the Plan’s financial management to Cigna's Chief Financial Officer ("CFO"). The Plan Administrator and CFO have arranged with Prudential Retirement Insurance and Annuity Company ("PRIAC") to perform the primary administrative, recordkeeping and asset management functions on behalf of the Plan. The Retirement Plan Committee is responsible for, among other things, selecting and monitoring the Plan’s investments.

Investments

The Plan’s investment options include a fixed income fund, which is supported by both traditional and synthetic fully benefit-responsive investment contracts (see Note 5); Cigna common stock; and pooled separate accounts that invest in equities, bonds, derivatives or funds. Participants may transfer assets among the investment options, subject to certain restrictions. For example, transfers involving assets invested in Cigna common stock may be subject to restrictions imposed under Cigna Corporation’s Policy on Securities Transactions and Insider Trading. See Notes 4 and 5 for additional information regarding the Plan’s investment options.

The Plan uses an age-appropriate Moderate target portfolio under Prudential Retirement’s GoalMaker ® asset allocation program ("GoalMaker") as its default investment option. GoalMaker meets the requirements to be a Qualified Default Investment Alternative ("QDIA") under federal law. Participants are invested in the QDIA if they have not made their own investment allocation election or may be invested due to a plan merger if they do not elect how their old plan account should be invested after the plan merger occurs.

Employee Contributions

The Plan permits employees to make pre-tax and Roth contributions (regular and catch-up). A Roth 401(k) is an employer-sponsored investment savings account that is funded with after-tax contributions up to the plan's limit and future withdrawals are tax-free. The contribution rate maximum is 80% of a participant’s eligible pay. This is a total limit that applies to all employee contributions. The Plan was amended on December 20, 2021 to permit Plan participants to make after-tax contributions up to a maximum of $10,000 per year effective January 1, 2022.

7

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

The Plan uses an automatic contribution rate increase program called Contribution Accelerator. If an eligible participant’s pre-tax contribution rate is at least 1% but less than 9%, the contribution rate is automatically increased by 1% at the beginning of each year until it reaches 10%. Eligible participants can opt out of Contribution Accelerator or change the date when the increase would go into effect each year. Effective January 1, 2022, the maximum automatic contribution rate under the Contribution Accelerator program was increased from 10% to 11%.

All employees, however, are still subject to the annual dollar limit set by the Internal Revenue Service ("IRS"). Employee contributions may be invested in any combination of investment options offered by the Plan subject to certain other Internal Revenue Code ("IRC") limitations and any restrictions imposed under Cigna Corporation’s Policy on Securities Transactions and Insider Trading.

Employer Contributions

All employees are eligible for employer-matching contributions as soon as they join the Plan. As of January 1, 2020, the maximum effective regular matching contribution increased from 4.5% to 5% of a participant's first 6% of eligible pay. The new match formula is equal to 100% on the first 4% of eligible pay contributed (a 4% of pay match) plus 50% on the next 2% of pay contributed (a 1% pay match). The company match rate applies to pre-tax, Roth contributions, after-tax contributions and catch-up contributions – to the extent those contributions are part of an employee’s first 6% of pay contributed. New employees are automatically enrolled in the Plan after 30 days from date of hire and are eligible to receive the maximum regular matching contribution. These new employees can opt out of auto enrollment as well as the contribution accelerator. Regular matching contributions are made at the same time employee contributions are made, typically bi-weekly, but no less frequently than monthly.

The Plan also provides a “true-up” matching contribution after the close of each Plan year. The true-up match is an added employer contribution, if necessary to make the year’s total matching contributions equal to what they would have been on a “look-back” if all employee match eligible contributions were made as of the end of the year and matching contributions were based on the participant’s total annual eligible earnings as of the end of the year. The true-up match provides otherwise missed regular matching contributions for eligible participants caused by changes in an employee’s contribution rates during the year.

All types of matching contributions (regular and true-up) are collectively referred to as "employer contributions."

In addition to providing regular matching contributions and true-up contributions, the Plan also provides for discretionary matching contributions. The Company did not make a discretionary matching contribution to the Plan for the 2021 and 2020.

8

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Service Contract Act Contributions

Certain former participants of the Express Scripts, Inc. 401(k) Plan are eligible for additional contributions (“SCA Contributions”) to comply with the Service Contract Act (“SCA”) of 1965. SCA Contributions are determined by multiplying the contractually required hourly rate by the hours worked by such participant during the period from which such contribution is made (but not in excess of the hours required by the SCA to be credited for such purposes). This amount is then reduced by the cost of fringe benefits otherwise credited to such participant outside of the Plan for such period. For the 2021 plan year, the total SCA contributions were $4.0 million. This amount is included in the employer contributions receivable as of December 31, 2021.

Rollover Contributions

The Plan may accept rollover contributions. Rollover contributions represent distributions received from other “eligible retirement plans,” as defined in IRC section 401(a)(31)(E). Distributions from other plans are subject to certain conditions to be eligible for rollover into the Plan.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, the employer contribution and investment earnings, net of expenses. A participant is entitled to their vested account balance.

Vesting

Employee contributions and related investment earnings are fully vested at all times.

Employer contributions and related investment earnings become fully vested upon completion of two years of service. Employer contributions made at any time and related investment earnings become fully vested earlier when an employee reaches age 65; dies; becomes totally and permanently disabled; or continues to be employed by a participating Cigna company that is sold and does not maintain a successor plan. Early vesting also would occur if Cigna discontinues matching contributions or terminates the Plan.

Participants earn a year of vesting service if they have at least 1,000 hours of service during the calendar year.

Forfeitures

During the year ended December 31, 2021, employer contributions were reduced by approximately $4.1 million. No forfeiture amounts were used to offset Plan expenses.

Notes Receivable

The notes receivable amount represents the unpaid principal balance on unpaid loans. The Plan permits participants to borrow a portion of their vested Plan account, subject to certain limitations, including restriction of post-2009 Cigna employer contributions, at an annual rate of interest with a specified repayment period. The minimum amount that may be borrowed is $1,000; the maximum total loan amount is the lesser of $50,000 or 50% of the participant’s vested account balance. A participant may have no more than two outstanding loans. Loan terms range from 12 to 60 months or up to 120 months if the loan is used to buy or build a participant’s primary residence. The annual interest rate for a Plan loan is 2% plus the yield of actively traded U.S. Treasury securities, adjusted by the U.S. Treasury Department to 3-year or 7-year constant maturities. The maximum Plan loan interest rate is the bank prime loan rate that is in effect on the same date that the applicable Treasury rate is determined. Loan interest rates remain fixed during the term of the loan. The loan is secured by the participant’s vested account balance. PRIAC charges the participant a $50 fee to process Plan loans and a $25 annual loan maintenance fee for new loans. Effective April 1, 2021, the maintenance fee for loans decreased to $20 annually. There is no change to the $50 processing fee. At December 31, 2021, loan interest rates ranged from 2.36% to 10.50% and as of December 31, 2020, loan interest rates ranged from 2.36% to 11.00%.

9

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Payment of Benefits

Participants may withdraw funds subject to the requirements of the Plan. Upon termination of employment for any reason, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested account balance, monthly installments over a period of years, an annuity, or a combination of these forms of payment. If the participant’s vested account balance is more than $1,000 but not more than $5,000 and the participant does not agree within 80 days to accept a lump sum, the amount will automatically be rolled over to an Individual Retirement Account or Individual Retirement Annuity ("IRA") sponsored by a Prudential Retirement affiliate. The IRA will be invested in an investment product designed to preserve principal and provide a reasonable rate of return and liquidity. All related expenses will be charged to the IRA. If a Plan participant with a balance greater than $5,000 terminates and does not withdraw funds, the account becomes inactive. Inactive plan participants can request withdrawals at any time. The required minimum distribution age was increased to age 72 and as a result, terminated participants must begin taking minimum distributions in April of the year following the year they turn age 72. To the extent a participant’s account is invested in Cigna common stock, the participant may elect to receive such amounts in shares.

Additionally, the Plan was amended in 2021 to allow participants to take Qualified Birth Adoption Distributions (QBADs) from the Plan. The amount of the QBAD may not exceed a participant’s vested account balance or, if less, $5,000 minus the amount of any other QBAD taken by the participant.

Plan Expenses

Administrative expenses and certain investment management fees are reported separately, and participant accounts are directly charged, on a quarterly basis, with the same administrative fee regardless of their investment options. Effective January 1, 2021, the annual administrative fee was 0.0140% of the participant’s account up to a maximum of $93. Additionally, effective January 1, 2022, the annual administrative fee was reduced to 0.0130% of the participant’s account up to a maximum of $90.

Brokers’ commissions resulting from buying or selling Cigna common stock are paid from the participants’ account balances and are reflected as a reduction of investment income in these financial statements. Fees related to pooled separate accounts and underlying fund investments are netted against investment returns of each pooled separate account. Other costs associated with the operation of the Plan, including trustee and legal fees, are paid by Cigna.

10

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Plan Termination

Cigna intends to continue the Plan indefinitely but reserves the right to discontinue employer contributions or terminate the Plan in whole or in part at any time prior to that. If contributions are discontinued or the Plan is terminated, affected participants will become fully vested. Upon Plan termination, net assets of the Plan will be distributed in the manner Cigna elects in accordance with the Plan document and in accordance with ERISA and its related regulations.

CARES Act Provisions

The Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), adopted on March 27, 2020, contained optional changes for defined contribution plans including 401(k) plans. Generally, these provisions only apply to transactions entered into between January 1, 2020 and December 30, 2020 and expire thereafter. The Plan implemented the following optional features of the CARES Act: 1) suspended required minimum distributions; 2) increased the loan limit to $100,000 and delayed loan repayments for up to one year; and 3) allowed "Coronavirus-Related Distributions ("CRDs") of up to $100,000 for individuals who satisfied the eligibility requirements for CRDs. The 10% penalty typically applicable to distributions before age 59 1/2 does not apply to CRDs. In addition, the taxes on a CRD may be paid over a three year period and participants are permitted to repay the CRD to their account over three years to avoid a taxable distribution.

Note 2 - Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Amounts recorded in the financial statements reflect management’s estimates and assumptions that affect the reported amount of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Significant estimates are discussed throughout these Notes; however, actual results could differ from those estimates.

Valuation of Investments and Income Recognition

Except for the fully benefit-responsive benefit investment contracts, which are valued at contract value, plan investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of Cigna common stock is based upon its quoted market price. Fair value of pooled separate accounts is measured by the net unit value, which is based on the fair value of the underlying assets of the account.

Purchases and sales of securities are recorded on a trade-date basis. Interest is recognized when earned. Dividends are recognized on the ex-dividend date. Net appreciation or depreciation includes realized gains and losses on investments that were both purchased and sold during the period as well as unrealized appreciation or depreciation of the investments held at year end.

11

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Payment of Benefits

Benefits are recorded when paid.

Note 3 – Plan Mergers

On December 31, 2020, the eviCore Inc. 401(k) Plan ("eviCore Plan") was merged into the Plan. In connection with this merger, approximately $214 million in assets were transferred from the eviCore Plan into the Plan. The assets transferred consist of cash. This amount is reflected as a cash in transit as of December 31, 2020. These assets were deposited into individual accounts in January 2021 according to the participant investment allocations and participants were eligible to make contributions and receive matching contributions beginning on January 1, 2021.

In addition, $28,320 of outstanding loans taken by eviCore Plan participants were transferred into the Plan on December 31, 2020. These loans were not required to be re-amortized at the time of the plan merger.

The Plan retained the vesting schedule of the participants of the eviCore Plan and preserved all of their vested employer contributions from the eviCore Plan. No benefit payments were made by the Plan to the participants of the eviCore Plan during 2020.

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CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Note 4 - Fair Value Measurements

Accounting Standards Codification 820, Fair Value Measurements and Disclosures, provides a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value, as follows: Level 1, which refers to securities valued using unadjusted quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Financial Assets Carried at Fair Value

The following table provides information as of December 31, 2021 and 2020 about the Plan’s financial assets carried at fair value on a recurring basis.

2021	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
(In thousands)	(Level 1)	(Level 2)	Total
Assets at fair value:
Common stock	$860,658	$—	$860,658
Pooled separate accounts:
Fixed maturities		266,548	266,548
Equity securities		7,756,707	7,756,707
Total assets at fair value	$860,658	$8,023,255	$8,883,913

2020	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
(In thousands)	(Level 1)	(Level 2)	Total
Assets at fair value:
Common stock	$827,257	$—	$827,257
Pooled separate accounts:
Fixed maturities		241,446	241,446
Equity securities		6,475,536	6,475,536
Total assets at fair value	$827,257	$6,716,982	$7,544,239

13

CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Note 5 – Financial Assets Carried at Contract Value

The Plan’s Fixed Income Fund is supported by four separate fully benefit-responsive investment contracts, including a traditional investment contract and three synthetic investment contracts. The Fixed Income Fund functions as a “fund of funds”, and blends the crediting rates of the individual investment contracts to create a single melded crediting rate for the Fixed Income Fund. The melded rate approximates the rates of the supporting investment contracts and is utilized for Plan accounting purposes only. While PRIAC does not guarantee, support or otherwise back the melded book value, participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at their melded book value.

The Plan transacts with each of the four separate contract issuers at contract value. These contracts meet the fully benefit-responsive investment contract criteria and therefore are reported at their contract value in the statements of net assets available for benefits. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by the Plan if participants were to initiate permitted transactions. Contract value represents contributions made under each contract, plus earnings, less withdrawals, and administrative expenses.

The following represents the disaggregation of contract value between types of investment contracts held by the Plan.

	As of December 31,
(In thousands)	2021	2020
Financial assets at contract value:
Traditional investment contract	$683,109	$644,420
Synthetic investment contracts	3,014,755	2,844,151
Total assets at contract value	$3,697,864	$3,488,571

The key difference between a synthetic investment contract and a traditional investment contract is that the Plan owns the underlying assets of the synthetic investment contract. A synthetic investment contract includes a wrapper contract, which is an agreement for the wrap issuer insurance company to make payments to the Plan in certain circumstances. The wrapper contract typically includes certain conditions and limitations on the underlying assets owned by the Plan. With traditional investment contracts, the Plan owns only the contract itself and there are no reserves against contract value for the credit risk of the contract issuer.

Synthetic and traditional investment contracts are designed to accrue interest based on crediting rates established by the contract issuers. The synthetic investment contracts held by the Plan include three wrapper contracts with the Prudential Insurance Company of America ("PICA"), Voya Retirement Insurance and Annuity Company ("VRIAC"), and Massachusetts Mutual Life Insurance Company ("MassMutual"), each of which provide a guarantee that their crediting rate will not fall below 0 percent. Assets supporting these contracts are comprised of diversified fixed income securities. Cash flow volatility (for example, timing of benefit payments) as well as asset underperformance can be passed through to the Plan through adjustments to future contract crediting rates. Crediting rates are reviewed not less than annually for resetting, and any adjustments can then be passed through to participants, which would generally be performed through updating of the crediting rate for the Fixed Income Fund in order to bring the melded book value of the participants in line with the Plan’s cumulative contract value on the four underlying fully benefit-responsive investment contracts.

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CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

The traditional investment contract held by the Plan is a guaranteed investment contract with PRIAC. The contract issuer is contractually obligated to repay the principal and interest at a specified interest rate that is guaranteed to the Plan. The crediting rate is based on a formula established by the contract issuer but may not be less than 0 percent and is reviewed not less than annually for resetting.

The Plan’s ability to receive amounts due in accordance with fully benefit-responsive investment contracts is dependent on the third-party issuer’s ability to meet its financial obligations. The issuer’s ability to meet its contractual obligations may be affected by future economic and regulatory developments.

Certain events might limit the ability of the Plan to transact at contract value with the contract issuer. These events may be different under each contract. Examples of such events include the following:

  The Plan’s failure to qualify under Section 401(a) of the Internal Revenue Code or the failure of the trust to be tax-exempt under Section 501(a) of the Internal Revenue Code;
  Premature termination of the contracts;
  Plan termination or merger;
  Changes to the Plan’s prohibition on competing investment options;
  Bankruptcy of the plan sponsor or other plan sponsor events (for example, divestitures or spinoffs of a subsidiary) that significantly affect the Plan’s normal operations;
  Bankruptcy of PRIAC, the contract issuer to the traditional investment contract.

Note that if these certain events were to occur, the Plan may not be able to transact at contract value with the contract issuers and may elect to reflect any difference between market value and contract value by adjusting participants’ melded book value in the Fixed Income Fund. It is possible that under such events participants’ melded book value may decrease, however, the Plan Sponsor does not believe it is probable that such events will occur.

Note 6 - Tax Status

The Plan's design and current operations are consistent with all IRS requirements for tax exemption. This was confirmed by the IRS through the issuance to Cigna of a favorable determination letter dated August 24, 2021. The Plan has been amended since receiving the determination letter; however, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. The Plan may be subject to IRS audit but there is no such audit currently in progress, nor has there been one in the recent past. However, the federal tax years that remain open and subject to an audit based on IRS general procedures are 2018 to 2020. Tax years 2017 and 2018 are under review due to amended return filings.

Accounting principles generally accepted in the United States of America require the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. As of December 31, 2021 and 2020, there were no uncertain positions taken that had an effect on the Plan financial statements or that required disclosure.

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CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

Note 7 - Related Party Transactions and Party in Interest Transactions

The Plan invests in Cigna common stock. During the year ended December 31, 2021, the Plan purchased shares of Cigna common stock for $60,650,810 (272,440 shares) and sold shares of Cigna common stock for $112,984,309 (498,184 shares). The Cigna Stock Fund experienced net appreciation of $85,733,538 for the year ended December 31, 2021.

The Plan also invests in pooled separate accounts and fully benefit-responsive investment contracts, which are administered by PRIAC, the Plan’s third party administrator and record-keeper. Activity reported by PRIAC for these investments qualify as party in interest transactions. Fees incurred by the Plan for administrative services are included in Plan expenses and totaled $2.8 million in 2021. These have been paid directly to PRIAC.

eviCore became a wholly-owned subsidiary of Cigna on December 20, 2018 and sponsored a separate 401(k) plan for their eligible employees until that plan was merged into the Plan on December 31, 2020. See Note 3 – Plan Mergers for additional details.

Note 8 – Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks, including credit risk on fully benefit-responsive investment contracts. Credit risk exists for these contracts because there are no reserves by the insurance company against the contract value disclosed, other than the underlying assets of the synthetic investment contracts, which the Plan owns. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits. Market risks include global events which could impact the value of investment securities, such as a pandemic or international conflict.

Note 9 – Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2021 and 2020.

	As of December 31,
(In thousands)	2021	2020
Net Assets available for benefits per the Statements of Net Assets Available for Benefits	$12,743,390	$11,411,705

Difference between contract value and fair value on fully benefit-responsive contracts (a)	100,501	175,964
Net Assets available for benefits per the Form 5500	$12,843,891	$11,587,669

(a)	Fully benefit-responsive contracts are required to be carried at contract value in the Statements of Net Assets Available for Benefits.

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CIGNA 401(k) PLAN

NOTES TO THE FINANCIAL STATEMENTS

 Note 10 – Subsequent Events

The Plan was amended on April 21, 2022 to convert the Cigna common stock fund under the Plan from a “stock bonus plan” within the meaning of IRC section 401(a) to an "employee stock ownership plan" for purposes of IRC section 4975(e)(7) effective May 23, 2022. As a result of the change, beginning with dividends awarded in 2Q 2022, Plan participants can elect to receive their dividends from the Cigna Stock Fund in cash. The Plan default will continue to be to have dividends reinvested in Plan participant accounts unless they elect the cash option.

The Plan’s administrative services provider and record keeper, PRIAC, was acquired by Empower on April 1, 2022. As of April 1, 2022, Empower serves as the Plan’s administrative services provider and record-keeper.

No other subsequent events were identified through June 29, 2022, the date these financial statements were issued.

17

SUPPLEMENTAL SCHEDULE

18

CIGNA 401(k) PLAN

FORM 5500 SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS
(HELD AT END OF YEAR)

As of December 31, 2021
(In thousands)

	Identity of issue, borrower, lessor or similar party	Description of investment including maturity date, rate of interest, collateral, par or maturity value	Current Value
*Cigna	CIGNA COMMON STOCK	Common Stock	$860,658

*PRIAC	DRYDEN S&P 500 INDEX	Pooled Separate Account	$2,747,476

*PRIAC	LARGE CAP BLEND FUND	Pooled Separate Account	$780,122

*PRIAC	MID CAP BLEND FUND	Pooled Separate Account	$490,812

*PRIAC	SMALL CAP BLEND FUND	Pooled Separate Account	$440,319

*PRIAC	INTERNATIONAL STOCK FUND	Pooled Separate Account	$192,024

*PRIAC	BLACKROCK EQUITY MARKET INDEX FUND	Separate Account	$1,353,824

*PRIAC	ALL WORLD EX-US STOCK INDEX FUND	Separate Account	$1,527,321

*PRIAC	US TOTAL STOCK MARKET INDEX FUND	Separate Account	$224,808

*PRIAC	PRUDENTIAL INVESTMENT MANAGEMENT, INC. HIGH YIELD BOND FUND	Pooled Separate Account	$266,549
	INVESTMENTS, AT FAIR VALUE		$8,883,913

*PRIAC	GUARANTEED LONG TERM FUND (CONTRACT INTEREST RATE: 3.20%)	General Account Contract	$683,109

VRIAC	CIGNA STABLE VALUE FUND (CONTRACT INTEREST RATE: 1/1-6/30 2.97%, 7/1-12/31 2.49%)	Synthetic Contract	$1,592,706

*PICA	PRUDENTIAL STABLE VALUE FUND (CONTRACT INTEREST RATE: 2.91%):	Synthetic Contract
	COMMERCIAL MORTGAGE SEPARATE ACCOUNT	Separate Account	$90,865
	PRIVEST SEPARATE ACCOUNT	Separate Account	$93,679

19

AMERICREDIT AUTOMOBILE RECEIV	Asset Backed	0.89%	DUE	10/19/2026	$2,373
AMERICREDIT AUTOMOBILE RECEI	Asset Backed	3.13%	DUE	02/18/2025	$201
AMERICREDIT AUTOMOBILE RECEI	Asset Backed	3.36%	DUE	02/18/2025	$307
AMERICREDIT AUTOMOBILE RECEIV	Asset Backed	2.74%	DUE	04/18/2025	$510
AMERICREDIT AUTOMOBILE RECEIV	Asset Backed	2.32%	DUE	07/18/2025	$913
AMERICREDIT AUTOMOBILE RECEIV	Asset Backed	1.06%	DUE	08/18/2026	$399
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	3.70%	DUE	09/20/2024	$519
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	4.00%	DUE	03/20/2025	$422
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	3.35%	DUE	09/22/2025	$838
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	2.36%	DUE	03/20/2026	$1,125
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	2.33%	DUE	08/20/2026	$717
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	1.38%	DUE	08/20/2027	$1,375
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	1.38%	DUE	08/20/2027	$98
AVIS BUDGET RENTAL CAR FUNDIN	Asset Backed	1.66%	DUE	02/20/2028	$1,586
CITIBANK CREDIT CARD ISSUANCE	Asset Backed	3.96%	DUE	10/15/2030	$1,949
COMMONBOND STUDENT LOAN T	Asset Backed	3.21%	DUE	02/25/2044	$143
DISCOVER CARD MASTER TRUST	Asset Backed	2.53%	DUE	10/15/2026	$310
ENTERPRISE FLEET FINANCING LLC	Asset Backed	0.44%	DUE	12/21/2026	$1,961
FORD CREDIT AUTO OWNER TRUST	Asset Backed	1.53%	DUE	05/15/2034	$2,088
FORD CREDIT AUTO OWNER TRUST	Asset Backed	0.83%	DUE	08/15/2028	$1,760
FORD CREDIT AUTO OWNER TRUST F	Asset Backed	3.19%	DUE	07/15/2031	$316
FORD CREDIT AUTO OWNER TRUST F	Asset Backed	3.19%	DUE	07/15/2031	$422
GM FINANCIAL SECURITIZED TERM	Asset Backed	3.62%	DUE	06/17/2024	$102
HERTZ VEHICLE FINANCING LLC	Asset Backed	1.21%	DUE	12/26/2025	$1,287
HERTZ VEHICLE FINANCING LLC	Asset Backed	1.68%	DUE	12/27/2027	$1,084
DRB PRIME STUDENT LOAN TRUST	Asset Backed	2.81%	DUE	11/25/2042	$46
LAUREL ROAD PRIME STUDENT LOA	Asset Backed	3.54%	DUE	05/26/2043	$119

20

MMAF EQUIPMENT FINANCE LLC	Asset Backed	2.72%	DUE	06/15/2040	$513
MMAF EQUIPMENT FINANCE LLC	Asset Backed	2.29%	DUE	11/12/2041	$718
NAVIENT STUDENT LOAN TRUST	Asset Backed	3.19%	DUE	02/18/2042	$205
NAVIENT STUDENT LOAN TRUST	Asset Backed	3.13%	DUE	02/15/2068	$378
NORTH CAROLINA STATE EDUCATION	Asset Backed	0.92%	DUE	07/25/2036	$498
ONEMAIN DIRECT AUTO RECEIVAB	Asset Backed	3.63%	DUE	09/14/2027	$1,583
ONEMAIN DIRECT AUTO RECEIVAB	Asset Backed	3.63%	DUE	09/14/2027	$3,166
ONEMAIN DIRECT AUTO RECEIVABL	Asset Backed	0.87%	DUE	07/14/2028	$2,863
ONEMAIN DIRECT AUTO RECEIVAB	Asset Backed	3.43%	DUE	12/16/2024	$30
ONEMAIN DIRECT AUTO RECEIVAB	Asset Backed	3.43%	DUE	12/16/2024	$29
ONEMAIN FINANCIAL ISSUANCE TRU	Asset Backed	0.81%	DUE	06/16/2036	$1,201
ONEMAIN FINANCIAL ISSUANCE TRU	Asset Backed	0.81%	DUE	06/16/2036	$100
ONEMAIN FINANCIAL ISSUANCE TRU	Asset Backed	0.81%	DUE	06/16/2036	$100
SANTANDER DRIVE AUTO RECEIVAB	Asset Backed	1.12%	DUE	01/15/2026	$3,009
SANTANDER DRIVE AUTO RECEIVABL	Asset Backed	2.49%	DUE	10/15/2025	$269
SANTANDER DRIVE AUTO RECEIVAB	Asset Backed	1.01%	DUE	01/15/2026	$601
SOCIAL PROFESSIONAL LOAN PROG	Asset Backed	3.60%	DUE	02/25/2048	$511
SOCIAL PROFESSIONAL LOAN PROGR	Asset Backed	2.84%	DUE	01/25/2041	$332
SOCIAL PROFESSIONAL LOAN PROGR	Asset Backed	2.37%	DUE	11/16/2048	$541
SOCIAL PROFESSIONAL LOAN PROGR	Asset Backed	2.54%	DUE	05/15/2046	$907
TOWD POINT MORTGAGE TRUST	Asset Backed	1.10%	DUE	12/25/2048	$145
BBCCRE TRUST	CMO	3.97%	DUE	08/10/2033	$1,062
BARCLAYS COMMERCIAL MORTGAGE S	CMO	2.94%	DUE	08/14/2036	$909
BARCLAYS COMMERCIAL MORTGAGE	CMO	2.02%	DUE	02/15/2054	$2,455
BANK 2017 BNK6 ASB	CMO	3.29%	DUE	07/15/2060	$146
BANK 2020 BN25 A3	CMO	2.39%	DUE	01/15/2063	$5,104
BANK 2020 BN26 A3	CMO	2.15%	DUE	03/15/2063	$2,693
BANK SERIES 2021-BN37 CLASS A3	CMO	2.59%	DUE	11/15/2064	$1,645
BANK 2017 BNK9 A2	CMO	2.77%	DUE	11/15/2054	$521
BANK 2017 BNK7 A3	CMO	3.09%	DUE	09/15/2060	$1,236
BANK 2017 BNK7 A3	CMO	3.09%	DUE	09/15/2060	$566
BENCHMARK MORTGAGE TRUST	CMO	2.67%	DUE	12/15/2072	$2,073
BENCHMARK MORTGAGE TRUST	CMO	3.75%	DUE	04/10/2051	$1,418
BENCHMARK MORTGAGE TRUST	CMO	2.48%	DUE	12/15/2057	$5,124
BENCHMARK MORTGAGE TRUST	CMO	2.04%	DUE	03/15/2053	$892
BENCHMARK MORTGAGE TRUST	CMO	1.68%	DUE	01/15/2054	$4,618
BENCHMARK MORTGAGE TRUST	CMO	2.01%	DUE	03/15/2054	$2,110

21

CD COMMERCIAL MORTGAGE TRUST	CMO	3.49%	DUE	08/15/2051	$1,232
CD COMMERCIAL MORTGAGE TRUST	CMO	2.46%	DUE	08/10/2049	$1,217
CFK TRUST	CMO	2.39%	DUE	03/15/2039	$5,529
CANTOR COMMERCIAL REAL ESTATE	CMO	3.66%	DUE	05/15/2052	$461
CFCRE COMMERCIAL MORTGAGE TRUS	CMO	3.59%	DUE	12/10/2054	$612
COMM MORTGAGE TRUST	CMO	4.05%	DUE	10/10/2046	$261
COMM MORTGAGE TRUST	CMO	4.05%	DUE	10/10/2046	$470
COMM MORTGAGE TRUST	CMO	3.69%	DUE	03/10/2047	$1,000
COMMERICAL MORTGAGE TRUST	CMO	3.43%	DUE	08/10/2048	$2,417
COMMERICAL MORTGAGE TRUST	CMO	2.83%	DUE	10/10/2049	$1,117
CSAIL COMMERCIAL MORTGAGE	CMO	4.16%	DUE	08/15/2051	$1,862
CSAIL COMMERCIAL MORTGAGE	CMO	2.72%	DUE	12/15/2052	$2,052
COMM MORTGAGE TRUST	CMO	3.35%	DUE	02/10/2048	$1,258
COMM MORTGAGE TRUST	CMO	3.35%	DUE	02/10/2048	$2,908
CSMC 18 RPL9	CMO	3.85%	DUE	09/25/2057	$656
COMM MORTGAGE TRUST	CMO	2.69%	DUE	08/15/2057	$2,230
CITIGROUP COMMERCIAL MORTGAGE	CMO	2.58%	DUE	08/10/2049	$1,230
CITIGROUP COMMERCIAL MORTGAGE	CMO	2.58%	DUE	08/10/2049	$1,230
CITIGROUP COMMERCIAL MORTGAGE	CMO	3.46%	DUE	12/10/2049	$580
CGCMT	CMO	3.11%	DUE	09/15/2050	$1,224
CITIGROUP COMMERCIAL MORTGAGE	CMO	3.96%	DUE	03/10/2051	$1,295
CITIGROUP COMMERCIAL MORTGAG	CMO	2.48%	DUE	01/15/2053	$1,223
CBSLT 17 BGS	CMO	2.68%	DUE	09/25/2042	$160
DEUTSCHE BANK COMMERCIAL MO	CMO	1.64%	DUE	09/15/2053	$4,831
DEUTSCHE BANK COMMERCIAL MTG	CMO	2.63%	DUE	09/10/2049	$1,909
CITIGROUP COMMERCIAL MORTGAGE	CMO	3.52%	DUE	09/10/2058	$1,541
FNMA	CMO	0.00%	DUE	02/25/2027	$3,063
FNMA ACES	CMO	2.80%	DUE	01/25/2028	$229
FNMA	CMO	3.32%	DUE	09/25/2027	$862
FNMA	CMO	3.36%	DUE	07/25/2028	$117
FNMA	CMO	3.71%	DUE	03/25/2030	$334
FNMA	CMO	2.14%	DUE	09/25/2029	$2,103
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.34%	DUE	04/25/2028	$685
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.93%	DUE	06/25/2028	$1,277
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.99%	DUE	07/25/2028	$1,873
FHLMC MULTIFAMILY STRUCTURED P	CMO	3.99%	DUE	05/25/2033	$3,029
FHLMC MULTIFAMILY STRUCTURED	CMO	3.92%	DUE	09/25/2028	$898
FREDDIE MAC SCRT	CMO	3.50%	DUE	08/25/2058	$1,012
GSMS	CMO	3.73%	DUE	11/10/2048	$3,210
GS MORTGAGE SECURITIES TRUST	CMO	3.52%	DUE	06/10/2047	$448
GS MORTGAGE SECURITIES TRUST	CMO	3.20%	DUE	08/10/2050	$1,047
GS MORTGAGE SECURITIES TRUST	CMO	2.64%	DUE	02/13/2053	$3,358
GS MORTGAGE SECURITIES TRUST	CMO	1.56%	DUE	12/10/2053	$3,174

22

JP MORGAN CHASE COMMERCIAL MTG	CMO	2.63%	DUE	08/15/2049	$1,436
JPMBB COMMERCIAL MORTGAGE SEC	CMO	3.23%	DUE	01/15/2048	$1,713
JPMBB COMMERCIAL MORTGAGE SEC	CMO	3.55%	DUE	07/15/2048	$1,203
LADDER CAPITAL COMMERCIAL MOR	CMO	3.36%	DUE	07/12/2050	$4,497
MILL CITY MORTGAGE TRUST	CMO	2.75%	DUE	01/25/2061	$173
MORGAN STANLEY BAML TRUST	CMO	3.46%	DUE	12/15/2049	$600
MORGAN STANLEY BAML TRUST	CMO	3.08%	DUE	03/15/2048	$444
MORGAN STANLEY BAML TRUST	CMO	3.08%	DUE	03/15/2048	$617
MORGAN STANLEY BAML TRUST	CMO	2.73%	DUE	11/15/2049	$81
MORGAN STANLEY CAPITAL I TRUST	CMO	2.53%	DUE	08/15/2049	$613
MORGAN STANLEY CAPITAL I TRUST	CMO	2.45%	DUE	02/15/2030	$3,062
NEW RESIDENTIAL MORTGAGE LOA	CMO	0.85%	DUE	01/25/2048	$265
ONE NEW YORK PLAZA TRUST 202	CMO	1.06%	DUE	01/15/2026	$1,497
TOWD POINT MORTGAGE TRUST	CMO	0.70%	DUE	02/25/2057	$197
TOWD POINT MORTGAGE TRUST	CMO	3.00%	DUE	01/28/2058	$270
UBS COMMERCIAL MORTGAGE TRUST	CMO	3.90%	DUE	02/15/2051	$1,286
UBS COMMERCIAL MORTGAGE TRUST	CMO	4.31%	DUE	06/15/2051	$2,611
UBS COMMERCIAL MORTGAGE TRUST	CMO	3.87%	DUE	07/15/2051	$1,278
WELLS FARGO COMMERCIAL MORTGAG	CMO	3.19%	DUE	02/15/2048	$1,529
WELLS FARGO COMMERCIAL MTG	CMO	2.67%	DUE	07/15/2048	$1,330
WELLS FARGO COMMERCIAL MORTGAG	CMO	2.40%	DUE	08/15/2049	$1,204
WELLS FARGO COMMERCIAL MORTGAG	CMO	2.40%	DUE	08/15/2049	$125
WELLS FARGO COMMERCIAL MORTGAG	CMO	2.68%	DUE	10/15/2049	$1,232
WELLS FARGO COMMERCIAL MORTGAG	CMO	2.81%	DUE	11/15/2059	$614
WELLS FARGO COMMERCIAL MTG	CMO	3.39%	DUE	11/15/2050	$1,266
WELLS FARGO COMMERCIAL MORTGAG	CMO	3.89%	DUE	08/15/2051	$1,792
WELLS FARGO COMMERCIAL MTG	CMO	2.46%	DUE	02/15/2053	$5,444
COMM 2014 UBS2	CMO-CMBS	3.96%	DUE	03/10/2047	$986
COMM 2014 UBS2	CMO-CMBS	3.96%	DUE	03/10/2047	$1,458
AEP TEXAS INC	Corporate	3.95%	DUE	06/01/2028	$632
AEP TRANSMISSION CO LLC	Corporate	3.10%	DUE	12/01/2026	$58
AT&T INC	Corporate	4.35%	DUE	03/01/2029	$2,532
AT&T INC	Corporate	4.35%	DUE	03/01/2029	$51
AT&T INC	Corporate	2.30%	DUE	06/01/2027	$622
AT&T INC	Corporate	2.55%	DUE	12/01/2033	$134
ABBOTT LABORATORIES	Corporate	1.15%	DUE	01/30/2028	$1,045
ABBVIE INC	Corporate	3.60%	DUE	05/14/2025	$585
ABBVIE INC	Corporate	3.60%	DUE	05/14/2025	$213
ABBVIE INC	Corporate	3.60%	DUE	05/14/2025	$468
ABBVIE INC	Corporate	3.60%	DUE	05/14/2025	$1,063
ABBVIE INC	Corporate	3.20%	DUE	11/21/2029	$664
ABBVIE INC	Corporate	3.20%	DUE	11/21/2029	$1,338
ABBVIE INC	Corporate	3.20%	DUE	11/21/2029	$2,168

23

ABU DHABI NATIONAL ENERG	Corporate	2.00%	DUE	04/29/2028	$227
AKER BP ASA	Corporate	3.00%	DUE	01/15/2025	$467
AKER BP ASA	Corporate	3.00%	DUE	01/15/2025	$623
AKER BP ASA	Corporate	3.00%	DUE	01/15/2025	$519
ALEXANDRIA REAL ESTATE E	Corporate	2.00%	DUE	05/18/2032	$600
ALIMENTATION COUCHE TARD	Corporate	3.55%	DUE	07/26/2027	$503
ALLIANT ENERGY FINANCE	Corporate	3.75%	DUE	06/15/2023	$621
ALTRIA GROUP INC	Corporate	2.45%	DUE	02/04/2032	$911
AMEREN ILLINOIS	Corporate	3.80%	DUE	05/15/2028	$695
AMERICAN INTL GROUP	Corporate	2.50%	DUE	06/30/2025	$671
AMERIPRISE FINANCIAL INC	Corporate	3.00%	DUE	04/02/2025	$590
ANALOG DEVICES INC	Corporate	2.95%	DUE	04/01/2025	$756
ARCH CAPITAL FINANCE LLC	Corporate	4.01%	DUE	12/15/2026	$55
ARCH CAPITAL FINANCE LLC	Corporate	4.01%	DUE	12/15/2026	$1,098
ASHTEAD CAPITAL INC	Corporate	1.50%	DUE	08/12/2026	$637
ATLANTIC CITY ELECTRIC	Corporate	2.30%	DUE	03/15/2031	$523
AVALONBAY COMMUNITIES	Corporate	2.05%	DUE	01/15/2032	$1,758
AVANGRID INC	Corporate	3.20%	DUE	04/15/2025	$884
BAE SYSTEMS PLC	Corporate	3.40%	DUE	04/15/2030	$213
BMW US CAPITAL LLC	Corporate	2.25%	DUE	09/15/2023	$556
BMW US CAPITAL LLC	Corporate	3.80%	DUE	04/06/2023	$467
BNP PARIBAS	Corporate	4.38%	DUE	09/28/2025	$217
BPCE SA	Corporate	2.38%	DUE	01/14/2025	$1,730
BANCO SANTANDER SA	Corporate	2.75%	DUE	05/28/2025	$207
BANK OF AMERICA CORP	Corporate	4.12%	DUE	01/22/2024	$1,249
BANK OF AMERICA CORP	Corporate	4.00%	DUE	01/22/2025	$385
BANK OF AMERICA CORP	Corporate	4.45%	DUE	03/03/2026	$606
BANK OF AMERICA CORP	Corporate	4.45%	DUE	03/03/2026	$689
BANK OF AMERICA CORP	Corporate	4.45%	DUE	03/03/2026	$1,928
BANK OF AMERICA CORP	Corporate	3.82%	DUE	01/20/2028	$975
BANK OF AMERICA CORP	Corporate	3.82%	DUE	01/20/2028	$1,300
BANK OF AMERICA CORP	Corporate	3.59%	DUE	07/21/2028	$75
BANK OF AMERICA CORP	Corporate	3.19%	DUE	07/23/2030	$675
BANK OF AMERICA CORP	Corporate	1.32%	DUE	06/19/2026	$282
BANK OF AMERICA CORP	Corporate	2.09%	DUE	06/14/2029	$3,112
BANK OF MONTREAL	Corporate	3.30%	DUE	02/05/2024	$340
BANK OF NY MELLON CORP	Corporate	2.20%	DUE	08/16/2023	$659
BANK OF NY MELLON CORP	Corporate	2.95%	DUE	01/29/2023	$210
BANQUE FED CRED MUTUEL	Corporate	3.75%	DUE	07/20/2023	$960
BACARDI LTD	Corporate	2.75%	DUE	07/15/2026	$2,117
BARCLAYS PLC	Corporate	3.65%	DUE	03/16/2025	$449
BARCLAYS PLC	Corporate	3.65%	DUE	03/16/2025	$301
BARCLAYS PLC	Corporate	3.93%	DUE	05/07/2025	$347

24

BAXALTA INC	Corporate	4.00%	DUE	06/23/2025	$1,831
BAYER US FINANCE II LLC	Corporate	2.20%	DUE	07/15/2022	$627
BAYER US FINANCE II LLC	Corporate	4.20%	DUE	07/15/2034	$863
BERRY GLOBAL INC	Corporate	1.57%	DUE	01/15/2026	$70
BERRY GLOBAL INC	Corporate	1.57%	DUE	01/15/2026	$1,079
BERRY GLOBAL INC	Corporate	1.57%	DUE	01/15/2026	$1,009
BNP PARIBAS	Corporate	2.95%	DUE	05/23/2022	$202
BNP PARIBAS	Corporate	3.05%	DUE	01/13/2031	$1,082
BNP PARIBAS	Corporate	3.05%	DUE	01/13/2031	$1,134
BNP PARIBAS	Corporate	1.32%	DUE	01/13/2027	$404
BOEING CO	Corporate	3.20%	DUE	03/01/2029	$434
BOEING CO	Corporate	5.15%	DUE	05/01/2030	$770
BOEING CO	Corporate	3.62%	DUE	02/01/2031	$800
BOEING CO	Corporate	2.20%	DUE	02/04/2026	$1,000
BORGWARNER INC	Corporate	5.00%	DUE	10/01/2025	$1,452
BRISTOL MYERS SQUIBB CO	Corporate	3.40%	DUE	07/26/2029	$881
BRIXMOR OPERATING PARTNERSHIP	Corporate	3.65%	DUE	06/15/2024	$1,259
BRIXMOR OPERATING PARTNERSHIP	Corporate	4.05%	DUE	07/01/2030	$307
BRIXMOR OPERATING PART	Corporate	2.50%	DUE	08/16/2031	$215
BROADSTONE NET LEASE LLC	Corporate	2.60%	DUE	09/15/2031	$1,292
BROADSTONE NET LEASE LLC	Corporate	2.60%	DUE	09/15/2031	$449
BROADSTONE NET LEASE LLC	Corporate	2.60%	DUE	09/15/2031	$224
BROADSTONE NET LEASE LLC	Corporate	2.60%	DUE	09/15/2031	$449
BROADCOM INC	Corporate	4.11%	DUE	09/15/2028	$501
BROADCOM INC	Corporate	3.42%	DUE	04/15/2033	$1,164
BROADCOM INC	Corporate	3.14%	DUE	11/15/2035	$1,189
BROADCOM INC	Corporate	3.14%	DUE	11/15/2035	$133
BURLINGTON NORTH SANTA FE	Corporate	7.00%	DUE	12/15/2025	$1,207
CBOE GLOBAL MARKETS INC	Corporate	1.62%	DUE	12/15/2030	$1,273
CNA FINANCIAL CORP	Corporate	3.95%	DUE	05/15/2024	$844
CNA FINANCIAL CORP	Corporate	3.95%	DUE	05/15/2024	$496
CNA FINANCIAL CORP	Corporate	3.95%	DUE	05/15/2024	$765
CVS CAREMARK CORP	Corporate	5.00%	DUE	12/01/2024	$819
CVS HEALTH CORP	Corporate	4.30%	DUE	03/25/2028	$612
CVS HEALTH CORP	Corporate	4.30%	DUE	03/25/2028	$389
CANADIAN NATURAL RESOURCES LTD	Corporate	2.95%	DUE	01/15/2023	$906
CARE CAPITAL PROPERTIES LP	Corporate	5.12%	DUE	08/15/2026	$1,928
CARLISLE COS INC	Corporate	2.20%	DUE	03/01/2032	$2,276
CATERPILLAR INC	Corporate	2.60%	DUE	04/09/2030	$324
CELULOSA ARAUCO	Corporate	4.50%	DUE	08/01/2024	$218
CENOVUS ENERGY INC	Corporate	2.65%	DUE	01/15/2032	$137
CENTERPOINT ENERGY HOUSTON	Corporate	2.40%	DUE	09/01/2026	$175
CENTERPOINT ENERGY HOUSTON	Corporate	3.00%	DUE	02/01/2027	$984

25

CHARTER COMM OPT LLC CAP	Corporate	4.91%	DUE	07/23/2025	$551
CHARTER COMM OPT LLC CAP	Corporate	4.91%	DUE	07/23/2025	$187
CHARTER COMM OPT LLC CAP	Corporate	4.91%	DUE	07/23/2025	$441
CHARTER COMM OPT LLC CAP	Corporate	4.91%	DUE	07/23/2025	$496
CHARTER COMM OPT LLC CAP	Corporate	4.20%	DUE	03/15/2028	$1,476
CHARTER COMM OPT LLC CAP	Corporate	2.80%	DUE	04/01/2031	$1,319
CHARTER COMM OPT LLC CAP	Corporate	2.30%	DUE	02/01/2032	$1,060
CHARTER COMM OPT LLC CAP	Corporate	2.30%	DUE	02/01/2032	$200
CHEVRON USA INC	Corporate	3.90%	DUE	11/15/2024	$375
CITIGROUP INC	Corporate	3.88%	DUE	03/26/2025	$373
CITIGROUP INC	Corporate	4.45%	DUE	09/29/2027	$390
CITIGROUP INC	Corporate	4.45%	DUE	09/29/2027	$753
CITIGROUP INC	Corporate	4.45%	DUE	09/29/2027	$1,951
CITIGROUP INC	Corporate	3.70%	DUE	01/12/2026	$3,243
CITIGROUP INC	Corporate	2.56%	DUE	05/01/2032	$593
COLORADO INTERSTATE GAS CO LLC	Corporate	4.15%	DUE	08/15/2026	$185
COMMONWEALTH EDISON CO	Corporate	2.95%	DUE	08/15/2027	$413
COMMONWEALTH EDISON CO	Corporate	3.70%	DUE	08/15/2028	$748
CONOCOPHILLIPS	Corporate	3.75%	DUE	10/01/2027	$766
CONOCOPHILLIPS	Corporate	3.75%	DUE	10/01/2027	$202
CONOCOPHILLIPS	Corporate	4.30%	DUE	08/15/2028	$158
CONSTELLATION BRANDS INC	Corporate	2.25%	DUE	08/01/2031	$415
CORPORATE OFFICE PROP LP	Corporate	2.75%	DUE	04/15/2031	$870
COX COMMUNICATIONS INC	Corporate	3.50%	DUE	08/15/2027	$2,688
COX COMMUNICATIONS INC	Corporate	2.60%	DUE	06/15/2031	$950
CREDIT SUISSE GROUP-SPON ADR	Corporate	3.00%	DUE	12/14/2023	$996
CROWN CASTLE INTL CORP	Corporate	1.35%	DUE	07/15/2025	$1,132
CYRUSONE LP CYRUSONE FIN	Corporate	2.90%	DUE	11/15/2024	$600
DANSKE BANK A S	Corporate	1.23%	DUE	06/22/2024	$2,800
DELTA AIR LINES 2020 AA	Corporate	3.62%	DUE	03/15/2022	$340
DELTA AIR LINES 2020 AA	Corporate	3.62%	DUE	03/15/2022	$586
DEUTSCHE BANK NY	Corporate	2.13%	DUE	11/24/2026	$210
DEVON ENERGY CORPORATION	Corporate	5.88%	DUE	06/15/2028	$1,513
DIAMONDBACK ENERGY INC	Corporate	2.88%	DUE	12/01/2024	$831
DIAMONDBACK ENERGY INC	Corporate	3.25%	DUE	12/01/2026	$528
DIAMONDBACK ENERGY INC	Corporate	3.25%	DUE	12/01/2026	$1,070
DIGITAL REALTY TRUST LP	Corporate	3.60%	DUE	07/01/2029	$679
DISCOVER BANK	Corporate	3.45%	DUE	07/27/2026	$344
DISCOVERY COMMUNICATIONS	Corporate	4.90%	DUE	03/11/2026	$1,673
DOLLAR TREE INC	Corporate	4.00%	DUE	05/15/2025	$1,112
DOMINION ENERGY INC	Corporate	2.85%	DUE	08/15/2026	$47
DOMINION ENERGY INC	Corporate	3.60%	DUE	03/15/2027	$3,135
DUKE ENERGY CORP	Corporate	2.65%	DUE	09/01/2026	$140

26

DUKE ENERGY CORP	Corporate	3.15%	DUE	08/15/2027	$1,094
DUKE ENERGY PROGRESS INC	Corporate	3.70%	DUE	09/01/2028	$505
DUKE ENERGY FLORIDA LLC	Corporate	3.80%	DUE	07/15/2028	$607
DUKE ENERGY FLORIDA LLC	Corporate	3.80%	DUE	07/15/2028	$1,103
ERAC USA FINANCE COMPANY	Corporate	3.30%	DUE	12/01/2026	$557
ERAC USA FINANCE COMPANY	Corporate	3.30%	DUE	12/01/2026	$265
ERAC USA FINANCE COMPANY	Corporate	3.30%	DUE	12/01/2026	$345
EMERA US FINANCE LP	Corporate	3.55%	DUE	06/15/2026	$532
EMERA US FINANCE LP	Corporate	3.55%	DUE	06/15/2026	$2,111
ENERGY TRANSFER PARTNERS	Corporate	4.05%	DUE	03/15/2025	$832
ENERGY TRANSFER PARTNERS	Corporate	4.75%	DUE	01/15/2026	$1,094
ENEL FINANCE INTERNATIONAL NV	Corporate	3.50%	DUE	04/06/2028	$310
ENEL FINANCE INTL NV	Corporate	1.88%	DUE	07/12/2028	$380
ENEL FINANCE INTL NV	Corporate	2.25%	DUE	07/12/2031	$1,201
ENERGY TRANSFER PARTNERS	Corporate	4.95%	DUE	06/15/2028	$175
ENERGY TRANSFER PARTNERS	Corporate	4.95%	DUE	06/15/2028	$2,255
ENERGY TRANSFER OPERATNG	Corporate	2.90%	DUE	05/15/2025	$997
ENLINK MIDSTREAM PARTNER	Corporate	4.40%	DUE	04/01/2024	$105
ENTERGY CORP	Corporate	2.95%	DUE	09/01/2026	$450
ENTERPRISE PRODUCTS OPER	Corporate	2.80%	DUE	01/31/2030	$2,628
EQUIFAX INC	Corporate	2.35%	DUE	09/15/2031	$2,644
ESSENTIAL UTLITIES INC	Corporate	2.70%	DUE	04/15/2030	$705
EXXON MOBIL CORPORATION	Corporate	2.61%	DUE	10/15/2030	$2,164
FMC CORP	Corporate	3.45%	DUE	10/01/2029	$692
FMC CORP	Corporate	3.45%	DUE	10/01/2029	$1,758
FIFTH THIRD BANK	Corporate	3.95%	DUE	07/28/2025	$882
FLORIDA GAS TRANSMISSION	Corporate	2.55%	DUE	07/01/2030	$483
FLORIDA GAS TRANSMISSION	Corporate	2.30%	DUE	10/01/2031	$475
FORD MOTOR CREDIT CO LLC	Corporate	2.98%	DUE	08/03/2022	$605
FORTIS INC	Corporate	3.06%	DUE	10/04/2026	$421
FOX CORP	Corporate	3.05%	DUE	04/07/2025	$1,788
GENERAL MOTORS CO	Corporate	6.80%	DUE	10/01/2027	$344
GENERAL MOTORS FINL CO	Corporate	5.25%	DUE	03/01/2026	$415
GENERAL MOTORS FINL CO	Corporate	4.35%	DUE	01/17/2027	$1,135
GENERAL MOTORS FINL CO	Corporate	4.35%	DUE	01/17/2027	$1,762
GENERAL MOTORS FINL CO	Corporate	3.15%	DUE	06/30/2022	$505
GENERAL MOTORS FINL CO	Corporate	3.85%	DUE	01/05/2028	$335
GENERAL MOTORS FINL CO	Corporate	2.35%	DUE	01/08/2031	$1,534
GENPACT LUXEMBOURG SARL	Corporate	3.38%	DUE	12/01/2024	$2,318
GOLDMAN SACHS GROUP INC	Corporate	3.85%	DUE	07/08/2024	$1,534
GOLDMAN SACHS GROUP INC	Corporate	4.25%	DUE	10/21/2025	$573
GOLDMAN SACHS GROUP INC	Corporate	4.25%	DUE	10/21/2025	$164
GOLDMAN SACHS GROUP INC	Corporate	3.85%	DUE	01/26/2027	$11

27

GOLDMAN SACHS GROUP INC	Corporate	3.85%	DUE	01/26/2027	$27
GOLDMAN SACHS GROUP INC	Corporate	3.81%	DUE	04/23/2029	$724
GOLDMAN SACHS GROUP INC	Corporate	3.80%	DUE	03/15/2030	$1,100
GOLDMAN SACHS GROUP INC	Corporate	3.75%	DUE	02/25/2026	$672
GULFSTREAM NATURAL GAS	Corporate	6.19%	DUE	11/01/2025	$3,195
HSBC HOLDINGS PLC	Corporate	4.58%	DUE	06/19/2029	$224
HEALTH CARE SERVICE CORP	Corporate	1.50%	DUE	06/01/2025	$779
HEALTHPEAK PROPERTIES	Corporate	2.88%	DUE	01/15/2031	$390
HELMERICH & PAYNE INC	Corporate	2.90%	DUE	09/29/2031	$464
HUNTINGTON NATIONAL BANK	Corporate	2.50%	DUE	08/07/2022	$708
HUNTINGTON NATIONAL BANK	Corporate	3.55%	DUE	10/06/2023	$329
HUNTSMAN INTERNATIONAL L	Corporate	4.50%	DUE	05/01/2029	$2,332
IHS MARKIT LTD	Corporate	4.12%	DUE	08/01/2023	$167
IHS MARKIT LTD	Corporate	4.12%	DUE	08/01/2023	$261
INTUIT INC	Corporate	0.95%	DUE	07/15/2025	$562
IPALCO ENTERPRISES INC	Corporate	4.25%	DUE	05/01/2030	$137
JP MORGAN CHASE & CO	Corporate	3.88%	DUE	09/10/2024	$718
JP MORGAN CHASE & CO	Corporate	3.88%	DUE	09/10/2024	$372
JP MORGAN CHASE & CO	Corporate	3.90%	DUE	07/15/2025	$1,190
JP MORGAN CHASE & CO	Corporate	2.95%	DUE	10/01/2026	$766
JP MORGAN CHASE & CO	Corporate	2.95%	DUE	10/01/2026	$2,640
JPMORGAN CHASE & CO	Corporate	3.51%	DUE	01/23/2029	$536
JPMORGAN CHASE & CO	Corporate	3.51%	DUE	01/23/2029	$2,145
JPMORGAN CHASE & CO	Corporate	3.51%	DUE	01/23/2029	$2,681
JDE PEET S NV	Corporate	1.38%	DUE	01/15/2027	$3,474
JEFFERIES GRP LLC CAP	Corporate	2.62%	DUE	10/15/2031	$64
KENTUCKY UTILITIES CO	Corporate	3.30%	DUE	10/01/2025	$1,056
KIMCO REALTY CORP	Corporate	2.25%	DUE	12/01/2031	$375
KIMCO REALTY CORP	Corporate	2.25%	DUE	12/01/2031	$268
KIMCO REALTY CORP	Corporate	2.25%	DUE	12/01/2031	$136
KIMCO REALTY CORP	Corporate	2.25%	DUE	12/01/2031	$1,155
KRAFT HEINZ FOODS CO	Corporate	3.75%	DUE	04/01/2030	$740
LYB INTERNATIONAL FINANCE BV	Corporate	4.00%	DUE	07/15/2023	$444
LIBERTY MUTUAL GROUP INC	Corporate	4.57%	DUE	02/01/2029	$2,303
LINCOLN NATIONAL CORP	Corporate	3.80%	DUE	03/01/2028	$686
LLOYDS BANKING GROUP PLC	Corporate	2.44%	DUE	02/05/2026	$817
LLOYDS BANKING GROUP PLC	Corporate	2.44%	DUE	02/05/2026	$633
LUNDIN ENERGY FI	Corporate	2.00%	DUE	07/15/2026	$587
LUNDIN ENERGY FI	Corporate	2.00%	DUE	07/15/2026	$995
LUNDIN ENERGY FI	Corporate	3.10%	DUE	07/15/2031	$339
LUNDIN ENERGY FI	Corporate	3.10%	DUE	07/15/2031	$910
MPLX LP	Corporate	4.88%	DUE	12/01/2024	$1,032
MPLX LP	Corporate	4.12%	DUE	03/01/2027	$60

28

MPLX LP	Corporate	4.00%	DUE	03/15/2028	$315
MPLX LP	Corporate	4.00%	DUE	03/15/2028	$342
MAGNA INTERNATIONAL INC	Corporate	4.15%	DUE	10/01/2025	$272
MARATHON PETROLEUM CORP	Corporate	3.80%	DUE	04/01/2028	$894
MARTIN MARIETTA	Corporate	2.40%	DUE	07/15/2031	$834
MET LIFE GLOBAL FUNDING I	Corporate	0.95%	DUE	07/02/2025	$2,515
MID-ATLANTIC INTERSTATE	Corporate	4.10%	DUE	05/15/2028	$275
MITSUBISHI UFJ FINANCIAL GROUP	Corporate	3.00%	DUE	02/22/2022	$542
MITSUBISHI UFJ FIN GRP	Corporate	2.31%	DUE	07/20/2032	$1,343
MIZUHO FINANCIAL GROUP	Corporate	3.92%	DUE	09/11/2024	$1,724
MIZUHO FINANCIAL GROUP	Corporate	1.55%	DUE	07/09/2027	$1,557
MONDELEZ INTL HLDINGS NE	Corporate	1.25%	DUE	09/24/2026	$2,925
MORGAN STANLEY	Corporate	4.35%	DUE	09/08/2026	$554
MORGAN STANLEY	Corporate	4.35%	DUE	09/08/2026	$277
MORGAN STANLEY	Corporate	3.77%	DUE	01/24/2029	$71
MORGAN STANLEY	Corporate	3.62%	DUE	01/20/2027	$635
MORGAN STANLEY	Corporate	3.62%	DUE	01/20/2027	$950
MORGAN STANLEY	Corporate	3.62%	DUE	01/20/2027	$2,713
MORGAN STANLEY	Corporate	3.95%	DUE	04/23/2027	$1,650
MOTOROLA SOLUTIONS INC	Corporate	4.00%	DUE	09/01/2024	$1,226
MYLAN NV	Corporate	3.95%	DUE	06/15/2026	$351
MYLAN NV	Corporate	3.95%	DUE	06/15/2026	$512
MYLAN NV	Corporate	3.95%	DUE	06/15/2026	$863
MYLAN NV	Corporate	3.95%	DUE	06/15/2026	$1,505
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$91
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$30
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$302
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$91
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$20
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$453
NRG ENERGY INC	Corporate	2.00%	DUE	12/02/2025	$60
NATWEST MARKETS PLC	Corporate	3.62%	DUE	09/29/2022	$1,073
NIAGARA MOHAWK POWER	Corporate	1.96%	DUE	06/27/2030	$2,042
NISOURCE INC	Corporate	1.70%	DUE	02/15/2031	$159
NOMURA HOLDINGS INC	Corporate	2.65%	DUE	01/16/2025	$1,029
NOMURA HOLDINGS INC	Corporate	2.61%	DUE	07/14/2031	$242
NOMURA HOLDINGS INC	Corporate	2.61%	DUE	07/14/2031	$690
BOC AVIATION USA CORP	Corporate	1.62%	DUE	04/29/2024	$270
NOVARTIS CAPITAL CORP	Corporate	2.20%	DUE	08/14/2030	$1,289
OHIOHEALTH CORP	Corporate	2.30%	DUE	11/15/2031	$1,770
ONCOR ELECTRIC DELIVERY	Corporate	3.70%	DUE	11/15/2028	$1,046
ONEOK INC	Corporate	4.00%	DUE	07/13/2027	$70
ONEOK INC	Corporate	4.00%	DUE	07/13/2027	$433

29

ONEOK INC	Corporate	3.10%	DUE	03/15/2030	$1,531
ONEOK INC	Corporate	5.85%	DUE	01/15/2026	$1,437
ORACLE CORP	Corporate	2.65%	DUE	07/15/2026	$669
ORACLE CORP	Corporate	2.50%	DUE	04/01/2025	$1,137
OWENS CORNING INC	Corporate	3.40%	DUE	08/15/2026	$371
PNC BANK NA	Corporate	4.05%	DUE	07/26/2028	$876
PNC BANK NA	Corporate	4.05%	DUE	07/26/2028	$1,122
PACIFICORP	Corporate	2.70%	DUE	09/15/2030	$217
PENSKE TRUCK LEASING PTL	Corporate	4.12%	DUE	08/01/2023	$636
PETROLEOS MEXICANOS	Corporate	6.50%	DUE	03/13/2027	$320
PETROLEOS MEXICANOS	Corporate	6.50%	DUE	03/13/2027	$213
PETROLEOS MEXICANOS	Corporate	6.50%	DUE	03/13/2027	$320
PETROLEOS MEXICANOS	Corporate	6.49%	DUE	01/23/2027	$66
PHARMACIA CORP	Corporate	6.60%	DUE	12/01/2028	$1,623
PHILIP MORRIS INTL INC	Corporate	0.88%	DUE	05/01/2026	$889
PHILLIPS 66 PARTNERS LP	Corporate	3.85%	DUE	04/09/2025	$288
PHILLIPS 66 PARTNERS LP	Corporate	3.60%	DUE	02/15/2025	$790
PIEDMONT HEALTHCARE INC	Corporate	2.04%	DUE	01/01/2032	$1,107
PIONEER NATURAL RESOURCE	Corporate	1.12%	DUE	01/15/2026	$671
PLAINS ALL AMERICAN PIPELINE	Corporate	4.50%	DUE	12/15/2026	$1,746
PLAINS ALL AMERICAN PIPELINE	Corporate	4.50%	DUE	12/15/2026	$1,208
PRINCIPAL LFE GLB FND II	Corporate	1.25%	DUE	06/23/2025	$668
PROTECTIVE LIFE GLOBAL	Corporate	1.17%	DUE	07/15/2025	$2,873
PROVIDENCE ST JOSEPH HEALTH OB	Corporate	2.75%	DUE	10/01/2026	$225
INDONESIA ASAHAN ALUMINI	Corporate	5.71%	DUE	11/15/2023	$1,204
PUBLIC SERVICE ELECTRIC & GAS	Corporate	2.25%	DUE	09/15/2026	$498
QATAR PETROLEUM	Corporate	1.38%	DUE	09/12/2026	$429
QATAR PETROLEUM	Corporate	1.38%	DUE	09/12/2026	$223
QATAR PETROLEUM	Corporate	1.38%	DUE	09/12/2026	$328
QUEST DIAGNOSTIC INC	Corporate	2.95%	DUE	06/30/2030	$923
REALTY INCOME CORP	Corporate	3.00%	DUE	01/15/2027	$950
REALTY INCOME CORP	Corporate	3.25%	DUE	01/15/2031	$752
REALTY INCOME CORP	Corporate	2.20%	DUE	06/15/2028	$1,515
ROPER TECHNOLOGIES INC	Corporate	4.20%	DUE	09/15/2028	$932
NATWEST GROUP PLC	Corporate	3.88%	DUE	09/12/2023	$209
NATWEST GROUP PLC	Corporate	4.52%	DUE	06/25/2024	$209
SACI FALABELLA	Corporate	4.38%	DUE	01/27/2025	$212
SACI FALABELLA	Corporate	4.38%	DUE	01/27/2025	$424
SP POWERASSETS LTD	Corporate	3.00%	DUE	09/26/2027	$346
SCHLUMBERGER INV	Corporate	2.40%	DUE	08/01/2022	$594
SCHWAB CHARLES CORP	Corporate	1.65%	DUE	03/11/2031	$1,383
SEALED AIR CORP	Corporate	1.57%	DUE	10/15/2026	$606
7 ELEVEN INC	Corporate	0.80%	DUE	02/10/2024	$1,058

30

SHIRE ACQ INV IRELAND DA	Corporate	2.88%	DUE	09/23/2023	$1,311
SOCIETE GENERALE	Corporate	2.62%	DUE	01/22/2025	$2,481
SOUTHERN CAL EDISON	Corporate	2.40%	DUE	02/01/2022	$722
SOUTHERN CAL EDISON	Corporate	2.40%	DUE	02/01/2022	$279
SOUTHWEST AIRLINES CO	Corporate	2.62%	DUE	02/10/2030	$1,380
SOUTHWEST AIRLINES CO	Corporate	5.12%	DUE	06/15/2027	$618
SOUTHWESTERN ELECTRIC POWER	Corporate	4.10%	DUE	09/15/2028	$997
SPECTRA ENERGY PARTNERS	Corporate	3.38%	DUE	10/15/2026	$101
SPIRIT REALTY LP	Corporate	2.10%	DUE	03/15/2028	$929
SPIRIT REALTY LP	Corporate	2.10%	DUE	03/15/2028	$929
STELLANTIS FIN US INC	Corporate	2.69%	DUE	09/15/2031	$739
SUN COMMUNITIES	Corporate	2.70%	DUE	07/15/2031	$996
SUN COMMUNITIES OPER LP	Corporate	2.30%	DUE	11/01/2028	$1,380
T MOBILE USA INC	Corporate	3.50%	DUE	04/15/2025	$2,013
T MOBILE USA INC	Corporate	2.05%	DUE	02/15/2028	$1,268
TECK RESOURCES LIMITED	Corporate	3.90%	DUE	07/15/2030	$1,625
TEXAS EASTERN TRANSMISSION LP	Corporate	3.50%	DUE	01/15/2028	$206
TRIMBLE INCORPORATED	Corporate	4.15%	DUE	06/15/2023	$666
TYCO ELECTRONICS	Corporate	3.12%	DUE	08/15/2027	$395
UBS AG LONDON	Corporate	1.25%	DUE	06/01/2026	$1,425
UBS GROUP FUNDING SWITZE	Corporate	2.86%	DUE	08/15/2023	$592
UNICREDIT SPA	Corporate	1.98%	DUE	06/03/2027	$2,404
UNION PACIFIC CORP	Corporate	2.75%	DUE	03/01/2026	$346
UNIVERSAL HEALTH SVCS	Corporate	2.65%	DUE	01/15/2032	$1,424
UNUM GROUP	Corporate	4.00%	DUE	03/15/2024	$1,003
VALERO ENERGY CORP	Corporate	2.85%	DUE	04/15/2025	$229
VENTAS REALTY LP	Corporate	4.40%	DUE	01/15/2029	$981
VERIZON COMMUNICATIONS	Corporate	2.65%	DUE	11/20/2040	$750
VERIZON COMMUNICATIONS	Corporate	2.55%	DUE	03/21/2031	$722
VIATRIS INC	Corporate	2.70%	DUE	06/22/2030	$1,355
VISA INC	Corporate	1.90%	DUE	04/15/2027	$391
VISTRA OPERATIONS CO LLC	Corporate	3.55%	DUE	07/15/2024	$180
VISTRA OPERATIONS CO LLC	Corporate	3.55%	DUE	07/15/2024	$180
VISTRA OPERATIONS CO LLC	Corporate	3.70%	DUE	01/30/2027	$748
VISTRA OPERATIONS CO LLC	Corporate	3.70%	DUE	01/30/2027	$779
WASTE CONNECTIONS INC	Corporate	2.60%	DUE	02/01/2030	$1,273
WELLS FARGO & COMPANY	Corporate	2.16%	DUE	02/11/2026	$2,755
WELLS FARGO & COMPANY	Corporate	2.39%	DUE	06/02/2028	$2,541
WELLTOWER INC	Corporate	3.10%	DUE	01/15/2030	$1,260
WELLTOWER INC	Corporate	2.70%	DUE	02/15/2027	$375
WABTEC	Corporate	4.95%	DUE	09/15/2028	$341
WABTEC	Corporate	4.95%	DUE	09/15/2028	$1,961
WRKCO INC	Corporate	3.75%	DUE	03/15/2025	$608

31

WILLIAMS PARTNERS LP	Corporate	4.30%	DUE	03/04/2024	$264
WILLIAMS PARTNERS LP	Corporate	4.30%	DUE	03/04/2024	$159
WILLIAMS PARTNERS LP	Corporate	4.30%	DUE	03/04/2024	$1,427
YAMANA GOLD INC	Corporate	2.63%	DUE	08/15/2031	$1,038
YAMANA GOLD INC	Corporate	2.63%	DUE	08/15/2031	$965
FNMA	Fed Agency	2.50%	DUE	04/01/2044	$12,250
FNMA	Fed Agency	2.50%	DUE	04/01/2044	$7,657
FNMA	Fed Agency	2.50%	DUE	04/01/2044	$4,083
FNMA	Fed Agency	2.50%	DUE	04/01/2044	$3,573
FNMA	Fed Agency	2.50%	DUE	04/01/2044	$5,104
GNMA II	Fed Agency	2.50%	DUE	08/20/2046	$512
GNMA II	Fed Agency	2.50%	DUE	06/20/2044	$511
GNMA II	Fed Agency	3.00%	DUE	12/15/2043	$1,035
GNMA II	Fed Agency	3.00%	DUE	12/15/2043	$1,035
FANNIE MAE	Fed Agency	6.25%	DUE	05/15/2029	$259
FANNIE MAE	Fed Agency	7.12%	DUE	01/15/2030	$1,417
FANNIE MAE	Fed Agency	0.88%	DUE	08/05/2030	$90
FANNIE MAE	Fed Agency	0.88%	DUE	08/05/2030	$33
TENN VALLEY AUTHORITY	Fed Agency	1.50%	DUE	09/15/2031	$39
CORP ANDINA DE FOMENTO	Foreign	2.75%	DUE	01/06/2023	$92
CORP ANDINA DE FOMENTO	Foreign	2.75%	DUE	01/06/2023	$214
CORP ANDINA DE FOMENTO	Foreign	3.75%	DUE	11/23/2023	$524
CORP ANDINA DE FOMENTO	Foreign	3.75%	DUE	11/23/2023	$209
EMIRATE ABU DHABI GOVT INTL	Foreign	3.12%	DUE	10/11/2027	$838
HARVEST OPERATIONS CORP	Foreign	4.20%	DUE	06/01/2023	$208
HYDRO QUEBEC	Foreign	9.38%	DUE	04/15/2030	$1,391
INDONESIA REPUBLIC OF	Foreign	3.50%	DUE	01/11/2028	$216
JAPAN FINANCE ORG MUNICIPAL SE	Foreign	2.12%	DUE	10/25/2023	$204
JAPAN FINANCE ORG MUNICIPAL SE	Foreign	1.75%	DUE	09/05/2024	$203
KUWAIT INTERNATIONAL BOND	Foreign	2.75%	DUE	03/20/2022	$201
QATAR STATE OF	Foreign	4.50%	DUE	04/23/2028	$350
QATAR STATE OF	Foreign	4.50%	DUE	04/23/2028	$230
SAUDI INTERNATIONAL BOND	Foreign	4.00%	DUE	04/17/2025	$323
2 YR US TR NOTES	Futures	0.00%	DUE	02/18/2022	$(8)
2 YR US TR NOTES	Futures	0.00%	DUE	02/18/2022	$(3)
2 YR US TR NOTES	Futures	0.00%	DUE	02/18/2022	$(3)
2 YR US TR NOTES	Futures	0.00%	DUE	02/18/2022	$(2)
2 YR US TR NOTES	Futures	0.00%	DUE	02/18/2022	$(15)
2 YR US TR NOTES	Futures	0.00%	DUE	02/18/2022	$(22)
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$10
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$8
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$32
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$5

32

20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$12
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$12
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$17
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$24
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$2
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$12
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$9
20 YR US TR BONDS	Futures	0.00%	DUE	02/18/2022	$1
FHLMC GOLD	Mortgage Backed	4.50%	DUE	06/01/2039	$80
FHLMC GOLD	Mortgage Backed	3.50%	DUE	08/01/2043	$1,118
FHLMC GOLD	Mortgage Backed	4.50%	DUE	09/01/2044	$118
FHLMC GOLD	Mortgage Backed	2.00%	DUE	01/01/2032	$187
FHLMC GOLD	Mortgage Backed	4.00%	DUE	04/01/2048	$102
FHLMC GOLD	Mortgage Backed	4.00%	DUE	10/01/2045	$398
FHLMC GOLD	Mortgage Backed	4.00%	DUE	08/01/2046	$327
FHLMC GOLD	Mortgage Backed	4.50%	DUE	12/01/2046	$315
FHLMC GOLD	Mortgage Backed	2.50%	DUE	01/01/2029	$372
FHLMC	Mortgage Backed	3.00%	DUE	01/01/2037	$262
FHLMC	Mortgage Backed	3.00%	DUE	12/01/2037	$80
FHLMC GOLD	Mortgage Backed	3.00%	DUE	02/01/2043	$712
FHLMC GOLD	Mortgage Backed	3.50%	DUE	02/01/2042	$460
FHLMC GOLD	Mortgage Backed	3.00%	DUE	12/01/2042	$528
FHLMC GOLD	Mortgage Backed	4.00%	DUE	12/01/2040	$259
FHLMC GOLD	Mortgage Backed	2.50%	DUE	07/01/2031	$108
FHLMC GOLD	Mortgage Backed	4.00%	DUE	04/01/2042	$128
FHLMC GOLD	Mortgage Backed	3.50%	DUE	10/01/2042	$264
FHLMC GOLD	Mortgage Backed	3.00%	DUE	06/01/2043	$166
FHLMC	Mortgage Backed	3.00%	DUE	09/01/2030	$345
FHLMC	Mortgage Backed	3.50%	DUE	11/01/2047	$537
FHLMC	Mortgage Backed	5.00%	DUE	02/01/2048	$178
FHLMC	Mortgage Backed	2.00%	DUE	01/01/2051	$1,812
FHLMC	Mortgage Backed	2.50%	DUE	10/01/2051	$5,553
FHLMC	Mortgage Backed	2.50%	DUE	10/01/2051	$2,590
FNMA	Mortgage Backed	4.50%	DUE	02/01/2041	$418
FNMA	Mortgage Backed	3.50%	DUE	01/01/2041	$348
FNMA	Mortgage Backed	4.50%	DUE	02/01/2041	$88
FNMA	Mortgage Backed	3.00%	DUE	08/01/2042	$390
FNMA	Mortgage Backed	4.50%	DUE	10/01/2041	$259
FNMA	Mortgage Backed	4.00%	DUE	01/01/2042	$457
FNMA	Mortgage Backed	3.50%	DUE	12/01/2041	$333
FNMA	Mortgage Backed	4.50%	DUE	08/01/2041	$176
FNMA	Mortgage Backed	4.00%	DUE	07/01/2042	$347
FNMA	Mortgage Backed	4.00%	DUE	07/01/2042	$104

33

FNMA	Mortgage Backed	3.00%	DUE	12/01/2042	$279
FNMA	Mortgage Backed	4.50%	DUE	02/01/2046	$274
FNMA	Mortgage Backed	6.00%	DUE	07/01/2041	$293
FNMA	Mortgage Backed	3.00%	DUE	03/01/2043	$706
FNMA	Mortgage Backed	3.00%	DUE	03/01/2043	$289
FNMA	Mortgage Backed	3.00%	DUE	04/01/2030	$118
FNMA	Mortgage Backed	3.50%	DUE	06/01/2045	$829
FNMA	Mortgage Backed	4.00%	DUE	12/01/2045	$126
FNMA	Mortgage Backed	2.50%	DUE	09/01/2046	$196
FNMA	Mortgage Backed	2.50%	DUE	09/01/2046	$97
FNMA	Mortgage Backed	3.00%	DUE	11/01/2036	$142
FNMA	Mortgage Backed	3.50%	DUE	12/01/2046	$203
FNMA	Mortgage Backed	3.50%	DUE	12/01/2046	$158
FNMA	Mortgage Backed	3.00%	DUE	04/01/2043	$211
FNMA	Mortgage Backed	3.50%	DUE	06/01/2043	$437
FNMA	Mortgage Backed	4.50%	DUE	09/01/2043	$215
FNMA	Mortgage Backed	3.50%	DUE	10/01/2045	$337
FNMA	Mortgage Backed	6.00%	DUE	10/01/2036	$67
FNMA	Mortgage Backed	5.50%	DUE	01/01/2037	$90
FNMA	Mortgage Backed	3.00%	DUE	12/01/2031	$191
FNMA	Mortgage Backed	2.50%	DUE	12/01/2050	$401
FNMA	Mortgage Backed	5.00%	DUE	09/01/2047	$144
FNMA	Mortgage Backed	3.00%	DUE	07/01/2027	$231
FNMA	Mortgage Backed	4.50%	DUE	08/01/2040	$147
FNMA	Mortgage Backed	3.50%	DUE	01/01/2041	$786
FNMA	Mortgage Backed	3.50%	DUE	05/01/2042	$681
FNMA	Mortgage Backed	3.50%	DUE	03/01/2043	$310
FNMA	Mortgage Backed	4.50%	DUE	10/01/2039	$144
FNMA	Mortgage Backed	4.50%	DUE	11/01/2040	$92
FNMA	Mortgage Backed	3.50%	DUE	01/01/2046	$138
FNMA	Mortgage Backed	3.50%	DUE	01/01/2046	$136
FNMA	Mortgage Backed	3.50%	DUE	08/01/2031	$178
FNMA	Mortgage Backed	4.00%	DUE	09/01/2046	$148
FNMA	Mortgage Backed	4.50%	DUE	08/01/2047	$298
FNMA	Mortgage Backed	4.00%	DUE	08/01/2047	$135
FNMA	Mortgage Backed	3.50%	DUE	08/01/2033	$102
FNMA	Mortgage Backed	2.00%	DUE	09/01/2050	$12,852
FNMA	Mortgage Backed	2.50%	DUE	04/01/2051	$1,022
FNMA	Mortgage Backed	5.00%	DUE	06/01/2040	$52
FNMA	Mortgage Backed	5.00%	DUE	06/01/2040	$62
FNMA	Mortgage Backed	4.50%	DUE	06/01/2040	$128
FNMA	Mortgage Backed	5.00%	DUE	06/01/2040	$170
FNMA	Mortgage Backed	4.50%	DUE	02/01/2041	$116

34

FNMA	Mortgage Backed	5.00%	DUE	02/01/2041	$81
FNMA	Mortgage Backed	4.00%	DUE	10/01/2040	$285
FNMA	Mortgage Backed	4.00%	DUE	11/01/2040	$188
GNMA	Mortgage Backed	3.00%	DUE	09/15/2042	$100
GNMA II	Mortgage Backed	3.00%	DUE	03/20/2043	$84
GNMA II	Mortgage Backed	3.50%	DUE	03/20/2043	$155
GNMA II	Mortgage Backed	3.00%	DUE	09/20/2042	$182
GNMA II	Mortgage Backed	3.50%	DUE	10/20/2042	$369
GNMA II	Mortgage Backed	3.50%	DUE	10/20/2042	$292
GNMA II	Mortgage Backed	4.00%	DUE	10/20/2042	$424
GNMA II	Mortgage Backed	3.50%	DUE	12/20/2042	$177
GNMA II	Mortgage Backed	3.50%	DUE	12/20/2042	$200
GNMA II	Mortgage Backed	3.00%	DUE	09/20/2043	$126
GNMA II	Mortgage Backed	3.50%	DUE	10/20/2043	$208
GNMA II	Mortgage Backed	4.00%	DUE	10/20/2043	$236
GNMA II	Mortgage Backed	4.50%	DUE	10/20/2043	$65
GNMA II	Mortgage Backed	3.50%	DUE	12/20/2043	$238
GNMA II	Mortgage Backed	4.50%	DUE	12/20/2043	$150
GNMA II	Mortgage Backed	3.00%	DUE	01/20/2044	$79
GNMA II	Mortgage Backed	3.00%	DUE	01/20/2044	$38
GNMA II	Mortgage Backed	3.50%	DUE	03/20/2045	$85
GNMA II	Mortgage Backed	4.50%	DUE	03/20/2045	$72
GNMA II	Mortgage Backed	4.00%	DUE	06/20/2044	$164
GNMA II	Mortgage Backed	3.00%	DUE	12/20/2044	$134
GNMA II	Mortgage Backed	5.00%	DUE	04/20/2045	$44
GNMA II	Mortgage Backed	3.50%	DUE	04/20/2045	$92
GNMA II	Mortgage Backed	3.00%	DUE	05/20/2045	$127
GNMA II	Mortgage Backed	4.50%	DUE	05/20/2045	$49
GNMA II	Mortgage Backed	4.00%	DUE	09/20/2045	$314
GNMA II	Mortgage Backed	3.50%	DUE	11/20/2045	$512
GNMA II	Mortgage Backed	4.00%	DUE	11/20/2045	$74
GNMA II	Mortgage Backed	4.00%	DUE	12/20/2045	$137
GNMA II	Mortgage Backed	3.00%	DUE	01/20/2046	$134
GNMA II	Mortgage Backed	3.50%	DUE	05/20/2046	$208
GNMA II	Mortgage Backed	3.50%	DUE	07/20/2046	$341
GNMA II	Mortgage Backed	3.50%	DUE	07/20/2046	$230
GNMA II	Mortgage Backed	5.00%	DUE	07/20/2046	$178
GNMA II	Mortgage Backed	4.50%	DUE	09/20/2046	$67
GNMA II	Mortgage Backed	4.00%	DUE	10/20/2046	$63
GNMA II	Mortgage Backed	4.50%	DUE	10/20/2046	$80
GNMA II	Mortgage Backed	4.00%	DUE	11/20/2046	$96
GNMA II	Mortgage Backed	4.50%	DUE	11/20/2046	$130
GNMA II	Mortgage Backed	2.50%	DUE	12/20/2046	$83

35

GNMA II	Mortgage Backed	3.50%	DUE	12/20/2046	$82
GNMA II	Mortgage Backed	3.50%	DUE	12/20/2046	$401
GNMA II	Mortgage Backed	4.00%	DUE	02/20/2047	$108
GNMA II	Mortgage Backed	4.00%	DUE	03/20/2047	$240
GNMA II	Mortgage Backed	4.00%	DUE	08/20/2048	$224
GNMA II	Mortgage Backed	4.50%	DUE	08/20/2047	$252
GNMA II	Mortgage Backed	5.00%	DUE	11/20/2047	$336
GNMA	Mortgage Backed	4.00%	DUE	10/20/2041	$228
GNMA	Mortgage Backed	4.50%	DUE	10/20/2041	$1,091
GNMA	Mortgage Backed	4.50%	DUE	04/15/2040	$73
GNMA	Mortgage Backed	4.00%	DUE	01/15/2041	$124
CLEARNET	Notional Par Contract	0.05%	DUE	08/15/2028	$(8)
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$95
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$377
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$917
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$109
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$834
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$841
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$433
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$752
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$582
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$887
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$565
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$650
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$332
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$440
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$791
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$825
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$16
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$929
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$917
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$729
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$236
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$1,051
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$275
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$584
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$43
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$9
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$376
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$827
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$1,078
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$52
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$1,041

36

STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$45
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$563
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$281
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$452
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$3
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$857
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$123
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$1,063
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$965
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$18
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$349
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$399
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$718
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$898
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$219
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$228
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$464
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$8
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$468
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$69
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$910
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$451
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$216
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$163
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$669
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$840
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$872
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$245
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$993
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$464
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$191
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$523
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$236
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$1,130
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$388
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$84
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$2,203
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$1,571
5 YR US TR NOTES	US Govt Bonds	0.00%	DUE	04/05/2022	$1
5 YR US TR NOTES	US Govt Bonds	0.00%	DUE	04/05/2022	$13
5 YR US TR NOTES	US Govt Bonds	0.00%	DUE	04/05/2022	$(12)
5 YR US TR NOTES	US Govt Bonds	0.00%	DUE	04/05/2022	$(79)
5 YR US TR NOTES	US Govt Bonds	0.00%	DUE	04/05/2022	$(1)

37

	10 YR US TR NOTES	US Govt Bonds	0.00%	DUE	03/31/2022	$(2)
	10 YR US TR NOTES	US Govt Bonds	0.00%	DUE	03/31/2022	$5
	US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	03/31/2022	$5
	US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	03/31/2022	$5
	US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	03/31/2022	$10
	US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	03/31/2022	$3
	US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	03/31/2022	$1
	US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	03/31/2022	$1
	US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	03/31/2022	$1
	US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	03/31/2022	$15
	US 10YR ULTRA FUT MAR22	Futures	0.00%	DUE	03/31/2022	$(88)
	US 10YR ULTRA FUT MAR22	Futures	0.00%	DUE	03/31/2022	$(126)
	US 10YR ULTRA FUT MAR22	Futures	0.00%	DUE	03/31/2022	$(126)
	US 10YR ULTRA FUT MAR22	Futures	0.00%	DUE	03/31/2022	$(71)
	US TREASURY N B	US Govt Bonds	2.00%	DUE	08/15/2051	$163
	US TREASURY N B	US Govt Bonds	2.00%	DUE	08/15/2051	$306
	US TREASURY N B	US Govt Bonds	2.00%	DUE	11/15/2041	$1,213
	US TREASURY N B	US Govt Bonds	2.25%	DUE	11/15/2024	$596
	US TREASURY N B	US Govt Bonds	1.38%	DUE	01/31/2025	$309
	TREASURY SEC	US Govt Bonds	1.38%	DUE	01/31/2022	$477
	US TREASURY N B	US Govt Bonds	0.38%	DUE	01/31/2026	$111
	US TREASURY N B	US Govt Bonds	0.38%	DUE	01/31/2026	$19
	US TREASURY N B	US Govt Bonds	0.12%	DUE	03/31/2023	$1,468
	US TREASURY SEC	US Govt Bonds	0.75%	DUE	04/30/2026	$2,245
	US TREASURY N B	US Govt Bonds	1.25%	DUE	04/30/2028	$1,175
	US TREASURY N B	US Govt Bonds	1.25%	DUE	04/30/2028	$4,956
	US TREASURY N B	US Govt Bonds	0.12%	DUE	06/30/2023	$5,775
	US TREASURY N B	US Govt Bonds	0.12%	DUE	06/30/2023	$13,904
	WI TREASURY SEC	US Govt Bonds	1.38%	DUE	11/15/2031	$2,814
	US TREASURY N B	US Govt Bonds	1.25%	DUE	11/30/2026	$6,799
	US TREASURY N B	US Govt Bonds	1.50%	DUE	11/30/2028	$6,929
	US TREASURY STRIP	US Govt Bonds	0.00%	DUE	11/15/2043	$215
	OTHER ASSETS					$(30,785)
	SUBTOTAL					$646,031
	Total Prudential Stable Value Fund					$830,576

MASSMUTUAL	MASSMUTUAL (CONTRACT INTEREST RATE 1/1/21 - 12/31/2021 3.11%)	Synthetic Contract
	APOLLO AVIATION SECURITIZATION	Asset Backed	6.41%	DUE	01/16/2040	$(7)
	AASET 2019 1 TRUST	Asset Backed	3.84%	DUE	05/15/2039	$299
	APOLLO AVIATION SECURITIZATION	Asset Backed	3.45%	DUE	01/15/2047	$688
	ADAMS OUTDOOR ADVERTISING	Asset Backed	4.81%	DUE	11/15/2048	$474
	BUSINESS JET SECURITIES LLC	Asset Backed	2.16%	DUE	04/15/2036	$1,109

38

CAPITAL AUTOMOTIVE REIT	Asset Backed	3.25%	DUE	02/15/2050	$240
CAPITAL AUTOMOTIVE REIT	Asset Backed	3.81%	DUE	02/15/2050	$234
CASTLELAKE AIRCRAFT SECURITIZA	Asset Backed	3.97%	DUE	04/15/2039	$490
COLLEGE AVE STUDENT LOANS	Asset Backed	4.46%	DUE	12/28/2048	$341
COMMONBOND STUDENT LOAN T	Asset Backed	3.16%	DUE	08/25/2050	$1,049
COMMONBOND STUDENT LOAN T	Asset Backed	3.16%	DUE	08/25/2050	$125
CREDIT SUISSE ABS REPACKAGING	Asset Backed	2.50%	DUE	01/25/2030	$20
CREDIT SUISSE ABS REPACKAGING	Asset Backed	2.50%	DUE	01/25/2030	$37
EDLINC STUDENT LOAN FUNDING TR	Asset Backed	2.10%	DUE	12/01/2047	$245
EDUCATION LOAN ASSET BACKE	Asset Backed	1.55%	DUE	08/01/2043	$49
EDUCATION LOAN ASSET BACKE	Asset Backed	1.55%	DUE	08/01/2043	$147
EDUCATION LOAN ASSET BACKE	Asset Backed	1.55%	DUE	08/01/2043	$147
EDUCATION LOAN ASSET-BACKED TR	Asset Backed	1.09%	DUE	11/25/2033	$225
EDVESTINU PRIVATE EDUCATION LO	Asset Backed	1.80%	DUE	11/25/2045	$424
FALCON AEROSPACE LTD	Asset Backed	3.60%	DUE	09/15/2039	$564
GOODGREEN TRUST	Asset Backed	3.23%	DUE	10/15/2052	$103
GOODGREEN TRUST	Asset Backed	3.74%	DUE	10/15/2052	$133
GOODGREEN TRUST	Asset Backed	2.76%	DUE	04/15/2055	$760
GOODGREEN TRUST	Asset Backed	2.76%	DUE	04/15/2055	$1,367
GOODGREEN TRUST	Asset Backed	3.26%	DUE	10/15/2053	$380
HERO FUNDING TRUST	Asset Backed	3.19%	DUE	09/20/2048	$175
HERO FUNDING TRUST	Asset Backed	4.67%	DUE	09/20/2048	$95
HIGHER EDUCATION FUNDING	Asset Backed	1.60%	DUE	01/01/2044	$593
HIGHER EDUCATION FUNDING	Asset Backed	1.60%	DUE	01/01/2044	$495
HORIZON AIRCRAFT FINANCE I LIM	Asset Backed	3.72%	DUE	07/15/2039	$397
HORIZON AIRCRAFT FINANCE I LIM	Asset Backed	3.42%	DUE	11/15/2039	$720
HORIZON AIRCRAFT FINANCE I LIM	Asset Backed	3.42%	DUE	11/15/2039	$262
HORIZON AIRCRAFT FINANCE I LIM	Asset Backed	4.46%	DUE	11/15/2039	$1,362
321 HENDERSON RECEIVABLES I LL	Asset Backed	3.96%	DUE	03/15/2063	$243
JP MORGAN STUDENT LOAN TRUST	Asset Backed	0.49%	DUE	06/28/2039	$183
MACH I	Asset Backed	3.47%	DUE	10/15/2039	$439
MARINER FINANCE ISSUANCE TRUST	Asset Backed	1.86%	DUE	03/20/2036	$2,443
MOSAIC SOLAR LOANS LLC	Asset Backed	4.45%	DUE	06/20/2042	$29
NAVIENT STUDENT LOAN TRUST	Asset Backed	4.44%	DUE	12/15/2059	$145
NAVIENT STUDENT LOAN TRUST 201	Asset Backed	1.60%	DUE	07/25/2052	$400
NAVIENT STUDENT LOAN TRUST	Asset Backed	1.40%	DUE	06/27/2067	$971
NAVIENT STUDENT LOAN TRUST	Asset Backed	2.35%	DUE	06/25/2069	$2,622
NAVIENT STUDENT LOAN TRUST	Asset Backed	2.20%	DUE	08/26/2069	$3,413
NAVIENT STUDENT LOAN TRUST	Asset Backed	1.15%	DUE	08/25/2070	$3,188
NELNET STUDENT LOAN TRUST	Asset Backed	0.47%	DUE	10/25/2040	$144
NELNET STUDENT LOAN TRUST	Asset Backed	0.38%	DUE	03/23/2037	$178
NELNET STUDENT LOAN TRUST	Asset Backed	1.30%	DUE	09/27/2066	$490
NELNET STUDENT LOAN TRUST	Asset Backed	2.53%	DUE	10/25/2067	$846

39

NELNET PRIVATE EDUCATION LOAN	Asset Backed	1.92%	DUE	12/26/2040	$9
NORTHSTAR EDUCATION FINANCE	Asset Backed	2.99%	DUE	01/29/2046	$1,355
OAK STREET INVESTMENT GRADE	Asset Backed	2.21%	DUE	10/20/2050	$2,376
OAK STREET INVESTMENT GRADE	Asset Backed	3.26%	DUE	01/20/2051	$1,466
ONEMAIN DIRECT AUTO RECEIVAB	Asset Backed	3.95%	DUE	11/14/2028	$621
ONEMAIN FINANCIAL ISSUANCE TR	Asset Backed	1.75%	DUE	09/14/2035	$1,496
ONEMAIN FINANCIAL ISSUANCE TR	Asset Backed	3.14%	DUE	10/14/2036	$2,737
OXFORD FINANCE FUNDING TRUST	Asset Backed	3.10%	DUE	02/15/2028	$787
OXFORD FINANCE FUNDING TRUST	Asset Backed	3.10%	DUE	02/15/2028	$2,021
PSMC 2018 1 TRUST	Asset Backed	3.50%	DUE	06/25/2048	$10
PIONEER AIRCRAFT FINANCE LIMIT	Asset Backed	3.97%	DUE	06/15/2044	$432
RENEW FINANCIAL	Asset Backed	2.06%	DUE	11/20/2056	$1,001
STONEPEAK	Asset Backed	2.30%	DUE	02/28/2033	$701
STONEPEAK	Asset Backed	2.68%	DUE	02/28/2033	$1,413
SLC STUDENT LOAN TRUST	Asset Backed	0.36%	DUE	02/15/2045	$99
SLM STUDENT LOAN TRUST	Asset Backed	0.31%	DUE	07/25/2055	$282
SLM STUDENT LOAN TRUST	Asset Backed	0.32%	DUE	01/25/2070	$153
SLAM 2021 1 LLC	Asset Backed	2.43%	DUE	06/15/2046	$1,285
SANTANDER REVOLVING AUTO LOAN	Asset Backed	3.45%	DUE	01/26/2032	$2,507
SIERRA RECEIVABLES FUNDING CO	Asset Backed	2.32%	DUE	07/20/2037	$309
SLM STUDENT LOAN TRUST	Asset Backed	0.33%	DUE	01/25/2070	$504
SOCIAL PROFESSIONAL LOAN PROGR	Asset Backed	3.36%	DUE	02/15/2046	$1,854
HELIOS ISSUER LLC	Asset Backed	4.87%	DUE	07/20/2048	$176
SUTTONPARK STRUCTURED SETTLEME	Asset Backed	4.19%	DUE	01/15/2071	$247
TRINITY RAIL LEASING L P	Asset Backed	5.19%	DUE	10/16/2040	$688
TRINITY RAIL LEASING L P	Asset Backed	5.19%	DUE	10/16/2040	$150
WAVE USA	Asset Backed	3.60%	DUE	09/15/2044	$919
WENDYS FUNDING LLC	Asset Backed	2.37%	DUE	06/15/2051	$693
WILLIS ENGINE SECURITIZATION T	Asset Backed	4.69%	DUE	08/15/2042	$665
WILLIS ENGINE SECURITIZATION	Asset Backed	4.75%	DUE	09/15/2043	$204
WILLIS ENGINE SECURITIZATION T	Asset Backed	3.10%	DUE	05/15/2046	$1,066
ZAXBY S FUNDING LLC	Asset Backed	3.24%	DUE	07/30/2051	$601
AVENTURA MALL TRUST	CMO	4.11%	DUE	07/05/2040	$807
AVENTURA MALL TRUST	CMO	4.11%	DUE	07/05/2040	$1,035
BARCLAYS COMMERCIAL MORTGAGE S	CMO	4.27%	DUE	08/05/2038	$235
BARCLAYS COMMERCIAL MORTGAGE S	CMO	4.27%	DUE	08/05/2038	$818
BARCLAYS COMMERCIAL MORTGAGE S	CMO	4.27%	DUE	08/05/2038	$123
BARCLAYS COMMERCIAL MORTGAGE S	CMO	4.27%	DUE	08/05/2038	$127
BANC OF AMERICA MERRILL LYNCH	CMO	4.09%	DUE	08/10/2038	$490
BX TRUST	CMO	1.36%	DUE	10/15/2036	$1,358
BX TRUST	CMO	1.91%	DUE	10/15/2036	$472
BX TRUST	CMO	2.11%	DUE	10/15/2036	$578
BX TRUST	CMO	1.80%	DUE	11/15/2035	$78

40

BX TRUST	CMO	1.91%	DUE	06/15/2038	$1,193
BX TRUST	CMO	1.06%	DUE	09/15/2023	$3,605
BANK 2018 BN14 C	CMO	4.61%	DUE	09/15/2060	$333
BANK 2018 BN14 C	CMO	4.61%	DUE	09/15/2060	$32
BANK 2019 BN16 AS	CMO	4.27%	DUE	02/15/2052	$241
BANK SERIES 2021-BN36 CLASS B	CMO	2.87%	DUE	09/15/2064	$2,229
BANK 2017 BNK7 B	CMO	3.95%	DUE	09/15/2060	$1,440
BENCHMARK MORTGAGE TRUST	CMO	3.13%	DUE	09/15/2048	$1,896
BENCHMARK MORTGAGE TRUST	CMO	2.27%	DUE	02/15/2054	$1,282
BENCHMARK MORTGAGE TRUST	CMO	2.99%	DUE	04/15/2054	$764
BRAVO RESIDENTIAL FUNDING TRU	CMO	3.18%	DUE	05/25/2060	$2,082
CD COMMERCIAL MORTGAGE TRUST	CMO	3.37%	DUE	08/15/2057	$529
CD COMMERCIAL MORTGAGE TRUST	CMO	3.72%	DUE	08/15/2057	$387
CD COMMERCIAL MORTGAGE TRUST	CMO	3.72%	DUE	08/15/2057	$262
CD COMMERCIAL MORTGAGE TRUST	CMO	3.72%	DUE	08/15/2057	$1,159
CD COMMERCIAL MORTGAGE TRUST	CMO	4.55%	DUE	02/10/2050	$1,670
CFCRE COMMERCIAL MORTGAGE TRUS	CMO	3.22%	DUE	11/10/2049	$421
COMMERICAL MORTGAGE TRUST	CMO	4.51%	DUE	09/10/2047	$399
COMMERICAL MORTGAGE TRUST	CMO	4.11%	DUE	03/10/2048	$519
CITIGROUP COMMERCIAL MORTGAGE	CMO	4.20%	DUE	10/12/2050	$558
CITIGROUP COMMERCIAL MORTGAGE	CMO	4.20%	DUE	10/12/2050	$3,361
CITIGROUP COMMERCIAL MORTGAGE	CMO	3.50%	DUE	08/10/2056	$339
DEEPHAVEN RESIDENTIAL MORTGA	CMO	2.09%	DUE	05/25/2065	$1,587
FLAGSTAR MORTGAGE TRUST	CMO	2.50%	DUE	07/25/2051	$2,745
GS MORTGAGE SECURITIES TRUST	CMO	3.99%	DUE	10/10/2049	$667
GS MORTGAGE SECURITIES TRUST	CMO	4.30%	DUE	03/10/2050	$1,781
GS MORTGAGE BACKED SECURITIES	CMO	2.50%	DUE	11/25/2051	$1,049
JP MORGAN MORTGAGE TRUST	CMO	3.47%	DUE	01/25/2047	$56
JP MORGAN CHASE COMMERCIAL	CMO	2.52%	DUE	10/09/2042	$1,562
KNDL 2019-KNSQ MORTGAGE TRUST	CMO	1.91%	DUE	05/15/2036	$450
LIFE FINANCIAL SERVICES TRUST	CMO	1.86%	DUE	03/15/2038	$1,272
MKT 2020 525M MORTGAGE TRUST	CMO	2.94%	DUE	02/12/2040	$238
MKT 2020 525M MORTGAGE TRUST	CMO	2.94%	DUE	02/12/2040	$454
MFT TRUST	CMO	3.36%	DUE	02/06/2030	$471
MFT TRUST	CMO	3.48%	DUE	02/06/2030	$508
MORGAN STANLEY CAPITAL I TRUST	CMO	2.95%	DUE	04/15/2031	$1,348
MORGAN STANLEY CAPITAL I TRUST	CMO	4.61%	DUE	03/15/2049	$3,928
MORGAN STANLEY CAPITAL I TRUST	CMO	4.27%	DUE	03/15/2052	$725
NEW RESIDENTIAL MORTGAGE LOAN	CMO	3.21%	DUE	01/26/2060	$1,392
NEWREZ WAREHOUSE SECURITIZATI	CMO	1.50%	DUE	05/25/2055	$1,719
SOFI MORTGAGE TRUST	CMO	3.00%	DUE	11/25/2046	$87
SEQUOIA MORTGAGE TRUST	CMO	4.00%	DUE	06/25/2048	$72
STARVEST EMERGING MARKETS CB	CMO	2.59%	DUE	04/25/2060	$3,021

41

VERUS SECURITIZATION TRUST	CMO	3.89%	DUE	04/25/2060	$2,867
VERUS SECURITIZATION TRUST	CMO	2.41%	DUE	04/25/2064	$739
VERUS SECURITIZATION TRUST	CMO	2.40%	DUE	06/25/2066	$2,332
WELLS FARGO COMMERCIAL MTG	CMO	4.40%	DUE	06/15/2051	$292
WELLS FARGO COMMERCIAL MTG	CMO	4.56%	DUE	06/15/2051	$67
AT&T INC	Commercial Paper	0.00%	DUE	06/21/2022	$5,986
AMERICAN ELECTRIC POWER CO	Commercial Paper	0.00%	DUE	03/01/2022	$5,996
ENBRIDGE U S INC DISC COML PAP	Commercial Paper	0.00%	DUE	03/16/2022	$5,994
FIDELITY NATL INFORMATION SVCS	Commercial Paper	0.00%	DUE	03/01/2022	$3,647
FIDELITY NATL INFORMATION SVCS	Commercial Paper	0.00%	DUE	03/17/2022	$2,497
FORTIVE CORPORATION	Commercial Paper	0.00%	DUE	01/03/2022	$4,000
NATL RURAL UTIL COOP	Commercial Paper	0.00%	DUE	02/01/2022	$1,000
NATL RURAL UTIL COOP	Commercial Paper	0.00%	DUE	02/03/2022	$5,999
NTRCN 0 00000 07 16 2018	Commercial Paper	0.00%	DUE	03/17/2022	$5,995
PARKER HANNIFIN CORP 4 2	Commercial Paper	0.00%	DUE	03/07/2022	$5,992
SPIRE INC	Commercial Paper	0.00%	DUE	03/22/2022	$5,993
THERMO FISHER SCIENTIFIC INC	Commercial Paper	0.00%	DUE	06/03/2022	$2,994
THERMO FISHER SCIENTIFIC INC	Commercial Paper	0.00%	DUE	06/03/2022	$2,994
TRANSCANADA PIPELINES LIMITED	Commercial Paper	0.00%	DUE	06/13/2022	$2,993
TRANSCANADA PIPELINES LIMITED	Commercial Paper	0.00%	DUE	07/14/2022	$2,990
VW CREDIT INC 4 2	Commercial Paper	0.00%	DUE	01/26/2022	$1,000
VW CREDIT INC 4 2	Commercial Paper	0.00%	DUE	02/11/2022	$4,998
WASTE MANAGEMENT INC	Commercial Paper	0.00%	DUE	04/05/2022	$1,998
WASTE MANAGEMENT INC	Commercial Paper	0.00%	DUE	04/21/2022	$1,998
ABN AMRO BANK NV	Commercial Paper	4.75%	DUE	07/28/2025	$91
ABN AMRO BANK NV	Commercial Paper	4.75%	DUE	07/28/2025	$110
ABN AMRO BANK NV	Commercial Paper	4.75%	DUE	07/28/2025	$452
ABN AMRO BANK NV	Commercial Paper	4.75%	DUE	07/28/2025	$602
ABN AMRO BANK NV	Commercial Paper	4.75%	DUE	07/28/2025	$392
AT&T INC	Commercial Paper	3.50%	DUE	09/15/2053	$1,280
AT&T INC	Commercial Paper	3.55%	DUE	09/15/2055	$2,364
ABBVIE INC	Commercial Paper	4.70%	DUE	05/14/2045	$247
ABBVIE INC	Commercial Paper	4.70%	DUE	05/14/2045	$155
ABBVIE INC	Commercial Paper	4.70%	DUE	05/14/2045	$278
ABBVIE INC	Commercial Paper	4.70%	DUE	05/14/2045	$377
ABBVIE INC	Commercial Paper	4.70%	DUE	05/14/2045	$464
ADVOCATE HEALTH CORP	Commercial Paper	3.83%	DUE	08/15/2028	$312
AERCAP IRELAND CAPITAL LTD	Commercial Paper	3.65%	DUE	07/21/2027	$264
AERCAP IRELAND CAPITAL LTD	Commercial Paper	3.65%	DUE	07/21/2027	$158
AERCAP IRELAND CAPITAL LTD	Commercial Paper	3.65%	DUE	07/21/2027	$232
AERCAP IRELAND CAP GLOBA	Commercial Paper	3.30%	DUE	01/30/2032	$2,702
AIR LEASE CORP	Commercial Paper	3.62%	DUE	04/01/2027	$111
AIR LEASE CORP	Commercial Paper	3.62%	DUE	04/01/2027	$632

42

AIR LEASE CORP	Commercial Paper	3.62%	DUE	04/01/2027	$410
ALASKA AIR 2020 1 CL B	Commercial Paper	8.04%	DUE	02/15/2027	$2,674
ALLIANZ SE	Commercial Paper	3.50%	DUE	N/A	$601
ALLIANZ SE	Commercial Paper	3.50%	DUE	N/A	$1,001
ALLIANT ENERGY FINANCE	Commercial Paper	1.40%	DUE	03/15/2026	$1,614
ALLSTATE CORP	Commercial Paper	5.75%	DUE	08/15/2053	$312
ALLSTATE CORP	Commercial Paper	5.75%	DUE	08/15/2053	$494
ALLSTATE CORP	Commercial Paper	5.75%	DUE	08/15/2053	$416
ALLSTATE CORP	Commercial Paper	5.75%	DUE	08/15/2053	$178
ALLSTATE CORP	Commercial Paper	5.75%	DUE	08/15/2053	$57
ALLSTATE CORP	Commercial Paper	5.75%	DUE	08/15/2053	$155
AMAZON COM INC	Commercial Paper	4.05%	DUE	08/22/2047	$383
AMAZON COM INC	Commercial Paper	4.05%	DUE	08/22/2047	$213
AMCOR FLEXIBLES NORTH AM	Commercial Paper	2.69%	DUE	05/25/2031	$1,040
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$248
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$98
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$169
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$15
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$61
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$164
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$253
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$300
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$99
AMERICAN INTERNATIONAL GROUP	Commercial Paper	5.75%	DUE	04/01/2048	$191
AMERICAN TOWER TRUST	Commercial Paper	3.65%	DUE	03/23/2048	$241
AMERICAN TRANSMISSION SY	Commercial Paper	2.65%	DUE	01/15/2032	$349
AMGEN INC	Commercial Paper	3.00%	DUE	01/15/2052	$526
ANHEUSER BUSCH CO INBEV	Commercial Paper	4.90%	DUE	02/01/2046	$602
ANHEUSER-BUSCH INBEV WORLD	Commercial Paper	8.20%	DUE	01/15/2039	$138
ANHEUSER-BUSCH INBEV WORLD	Commercial Paper	8.20%	DUE	01/15/2039	$421
ANHEUSER-BUSCH INBEV WORLD	Commercial Paper	8.20%	DUE	01/15/2039	$107
ANHEUSER-BUSCH INBEV WORLD	Commercial Paper	8.20%	DUE	01/15/2039	$366
ANHEUSER-BUSCH INBEV WORLD	Commercial Paper	4.60%	DUE	04/15/2048	$312
ANHEUSER-BUSCH INBEV WORLD	Commercial Paper	4.60%	DUE	04/15/2048	$184
ANHEUSER-BUSCH INBEV WORLD	Commercial Paper	4.60%	DUE	04/15/2048	$275
ANTARES HOLDINGS	Commercial Paper	6.00%	DUE	08/15/2023	$585
ANTARES HOLDINGS	Commercial Paper	6.00%	DUE	08/15/2023	$319
ANTARES HOLDINGS	Commercial Paper	6.00%	DUE	08/15/2023	$64
ANTARES HOLDINGS	Commercial Paper	8.50%	DUE	05/18/2025	$1,094
ANTARES HOLDINGS	Commercial Paper	3.95%	DUE	07/15/2026	$792
ANTARES HOLDINGS	Commercial Paper	3.95%	DUE	07/15/2026	$386
ANTARES HOLDINGS	Commercial Paper	2.75%	DUE	01/15/2027	$808
APOLLO MANAGEMENT HOLDIN	Commercial Paper	4.95%	DUE	01/14/2050	$277

43

APOLLO MANAGEMENT HOLDIN	Commercial Paper	4.95%	DUE	01/14/2050	$154
APOLLO MANAGEMENT HOLDIN	Commercial Paper	4.95%	DUE	01/14/2050	$135
APOLLO MANAGEMENT HOLDIN	Commercial Paper	4.95%	DUE	01/14/2050	$480
APPLE INC	Commercial Paper	2.65%	DUE	05/11/2050	$408
ARES CAPITAL CORP	Commercial Paper	2.15%	DUE	07/15/2026	$1,102
ARES CAPITAL CORP	Commercial Paper	2.15%	DUE	07/15/2026	$2,006
ARES FINANCE CO	Commercial Paper	4.12%	DUE	06/30/2051	$1,047
ASCOT GROUP LTD	Commercial Paper	4.25%	DUE	12/15/2030	$2,297
ASCOT GROUP LTD	Commercial Paper	4.25%	DUE	12/15/2030	$775
ASCOT GROUP LTD	Commercial Paper	4.25%	DUE	12/15/2030	$204
ASSOCIATED BANC CORP	Commercial Paper	4.25%	DUE	01/15/2025	$265
ASSOCIATED BANC CORP	Commercial Paper	4.25%	DUE	01/15/2025	$159
ASSOCIATED BANC CORP	Commercial Paper	4.25%	DUE	01/15/2025	$831
ATHENE GLOBAL FUNDING	Commercial Paper	2.75%	DUE	06/25/2024	$781
ATHENE GLOBAL FUNDING	Commercial Paper	2.75%	DUE	06/25/2024	$58
ATHENE GLOBAL FUNDING	Commercial Paper	2.75%	DUE	06/25/2024	$116
ATHENE GLOBAL FUNDING	Commercial Paper	2.75%	DUE	06/25/2024	$526
ATHENE GLOBAL FUNDING	Commercial Paper	2.67%	DUE	06/07/2031	$1,626
ATHENE HOLDING LTD	Commercial Paper	6.15%	DUE	04/03/2030	$810
AVIATION CAPITAL GROUP	Commercial Paper	3.88%	DUE	05/01/2023	$561
AVIATION CAPITAL GROUP	Commercial Paper	3.88%	DUE	05/01/2023	$309
AVIATION CAPITAL GROUP	Commercial Paper	3.88%	DUE	05/01/2023	$479
AVIATION CAPITAL GROUP	Commercial Paper	5.50%	DUE	12/15/2024	$3,284
AVNET INC	Commercial Paper	3.00%	DUE	05/15/2031	$1,390
AVOLON HOLDINGS FNDG LTD	Commercial Paper	3.25%	DUE	02/15/2027	$704
AVOLON HOLDINGS FNDG LTD	Commercial Paper	3.25%	DUE	02/15/2027	$192
AVOLON HOLDINGS FNDG LTD	Commercial Paper	5.50%	DUE	01/15/2026	$166
AVOLON HOLDINGS LTD	Commercial Paper	4.25%	DUE	04/15/2026	$458
AVOLON HOLDINGS LTD	Commercial Paper	4.25%	DUE	04/15/2026	$1,166
AVOLON HOLDINGS LTD	Commercial Paper	4.25%	DUE	04/15/2026	$170
AVOLON HOLDINGS LTD	Commercial Paper	4.25%	DUE	04/15/2026	$399
AVOLON HOLDINGS FNDG LTD	Commercial Paper	2.53%	DUE	11/18/2027	$1,646
AXIS SPECIALTY FINANCE	Commercial Paper	3.90%	DUE	07/15/2029	$305
AXIS SPECIALTY FINANCE	Commercial Paper	3.90%	DUE	07/15/2029	$627
AXIS SPECIALTY FINANCE	Commercial Paper	4.90%	DUE	01/15/2040	$462
AXIS SPECIALTY FINANCE	Commercial Paper	4.90%	DUE	01/15/2040	$252
BAT CAPITAL CORP	Commercial Paper	3.56%	DUE	08/15/2027	$367
BAT CAPITAL CORP	Commercial Paper	3.56%	DUE	08/15/2027	$420
BAT CAPITAL CORP	Commercial Paper	4.76%	DUE	09/06/2049	$118
BAT CAPITAL CORP	Commercial Paper	4.70%	DUE	04/02/2027	$964
BAT CAPITAL CORP	Commercial Paper	4.70%	DUE	04/02/2027	$1,102
BAT CAPITAL CORP	Commercial Paper	2.26%	DUE	03/25/2028	$419
BP CAPITAL MARKETS PLC	Commercial Paper	4.38%	DUE	N/A	$221

44

BP CAPITAL MARKETS PLC	Commercial Paper	4.38%	DUE	N/A	$501
BP CAPITAL MARKETS PLC	Commercial Paper	4.38%	DUE	N/A	$147
BP CAPITAL MARKETS PLC	Commercial Paper	4.38%	DUE	N/A	$60
BPCE SA	Commercial Paper	4.62%	DUE	07/11/2024	$214
BPCE SA	Commercial Paper	4.62%	DUE	07/11/2024	$92
BPCE SA	Commercial Paper	4.62%	DUE	07/11/2024	$122
BPCE SA	Commercial Paper	4.62%	DUE	07/11/2024	$235
BPCE SA	Commercial Paper	3.12%	DUE	10/19/2032	$1,200
BPCE SA	Commercial Paper	3.50%	DUE	10/23/2027	$476
BPCE SA	Commercial Paper	3.50%	DUE	10/23/2027	$370
BPCE SA	Commercial Paper	3.50%	DUE	10/23/2027	$465
BANK OF AMERICA CORP	Commercial Paper	5.00%	DUE	01/21/2044	$125
BANK OF AMERICA CORP	Commercial Paper	5.00%	DUE	01/21/2044	$315
BANK OF AMERICA CORP	Commercial Paper	5.00%	DUE	01/21/2044	$230
BANK OF AMERICA CORP	Commercial Paper	5.00%	DUE	01/21/2044	$368
BANK OF AMERICA CORP	Commercial Paper	4.00%	DUE	01/22/2025	$267
BANK OF AMERICA CORP	Commercial Paper	4.00%	DUE	01/22/2025	$160
BANK OF AMERICA CORP	Commercial Paper	4.18%	DUE	11/25/2027	$5
BANK OF AMERICA CORP	Commercial Paper	4.18%	DUE	11/25/2027	$356
BANK OF AMERICA CORP	Commercial Paper	4.18%	DUE	11/25/2027	$438
BANK OF AMERICA CORP	Commercial Paper	4.18%	DUE	11/25/2027	$1,450
BANK OF AMERICA CORP	Commercial Paper	4.24%	DUE	04/24/2038	$158
BANK OF AMERICA CORP	Commercial Paper	4.24%	DUE	04/24/2038	$176
BANK OF AMERICA CORP	Commercial Paper	4.24%	DUE	04/24/2038	$182
BANK OF AMERICA CORP	Commercial Paper	4.27%	DUE	07/23/2029	$279
BANK OF AMERICA CORP	Commercial Paper	2.59%	DUE	04/29/2031	$747
BANK OF AMERICA CORP	Commercial Paper	2.30%	DUE	07/21/2032	$1,007
BANK OF AMERICA CORP	Commercial Paper	2.48%	DUE	09/21/2036	$1,616
BANK OF NOVA SCOTIA	Commercial Paper	4.50%	DUE	12/16/2025	$121
BANK OF NOVA SCOTIA	Commercial Paper	4.50%	DUE	12/16/2025	$440
BANK OF NOVA SCOTIA	Commercial Paper	4.50%	DUE	12/16/2025	$550
BANK OF NOVA SCOTIA	Commercial Paper	4.50%	DUE	12/16/2025	$578
BANK OF NOVA SCOTIA	Commercial Paper	4.50%	DUE	12/16/2025	$930
BANK OF NOVA SCOTIA	Commercial Paper	4.65%	DUE	N/A	$204
BANK OF NOVA SCOTIA	Commercial Paper	4.65%	DUE	N/A	$110
BANK OF NOVA SCOTIA	Commercial Paper	4.65%	DUE	N/A	$138
BANK OF NOVA SCOTIA	Commercial Paper	4.65%	DUE	N/A	$398
BANK OF NOVA SCOTIA	Commercial Paper	4.65%	DUE	N/A	$467
BANK OF NOVA SCOTIA	Commercial Paper	4.65%	DUE	N/A	$323
BARCLAYS PLC	Commercial Paper	4.38%	DUE	09/11/2024	$374
BARCLAYS PLC	Commercial Paper	4.38%	DUE	09/11/2024	$213
BARCLAYS PLC	Commercial Paper	5.20%	DUE	05/12/2026	$1,102
BARCLAYS PLC	Commercial Paper	4.34%	DUE	01/10/2028	$219

45

BARCLAYS PLC	Commercial Paper	4.34%	DUE	01/10/2028	$328
BARCLAYS PLC	Commercial Paper	4.34%	DUE	01/10/2028	$410
BARCLAYS PLC	Commercial Paper	4.34%	DUE	01/10/2028	$525
BLACKROCK TCP CAP CORP	Commercial Paper	3.90%	DUE	08/23/2024	$1,409
BLACKROCK TCP CAP CORP	Commercial Paper	3.90%	DUE	08/23/2024	$951
BLACKSTONE PRIVATE CRE	Commercial Paper	1.75%	DUE	09/15/2024	$207
BLACKSTONE PRIVATE CRE	Commercial Paper	1.75%	DUE	09/15/2024	$984
BLACKSTONE PRIVATE CRE	Commercial Paper	2.62%	DUE	12/15/2026	$922
BLUE OWL FINANCE LLC	Commercial Paper	3.12%	DUE	06/10/2031	$1,331
BLUE OWL FINANCE LLC	Commercial Paper	3.12%	DUE	06/10/2031	$251
BLUE OWL FINANCE LLC	Commercial Paper	3.12%	DUE	06/10/2031	$336
BLUE OWL FINANCE LLC	Commercial Paper	3.12%	DUE	06/10/2031	$670
BLUE OWL FINANCE LLC	Commercial Paper	4.12%	DUE	10/07/2051	$1,081
BOEING CO	Commercial Paper	5.93%	DUE	05/01/2060	$548
BOEING CO	Commercial Paper	1.43%	DUE	02/04/2024	$1,648
BRISTOL MYERS SQUIBB CO	Commercial Paper	4.62%	DUE	05/15/2044	$510
BRISTOL MYERS SQUIBB CO	Commercial Paper	4.62%	DUE	05/15/2044	$281
BRITISH AIR 21 1 B PPT	Commercial Paper	3.90%	DUE	03/15/2033	$1,013
BRITISH AIR 20 1 A PPT	Commercial Paper	4.25%	DUE	11/15/2032	$715
BROADSTONE NET LEASE LLC	Commercial Paper	2.60%	DUE	09/15/2031	$1,141
BROOKFIELD FINANCE INC	Commercial Paper	4.35%	DUE	04/15/2030	$1,527
BURLINGTON NORTH SANTA FE	Commercial Paper	4.90%	DUE	04/01/2044	$170
BURLINGTON NORTH SANTA FE	Commercial Paper	4.90%	DUE	04/01/2044	$131
BURLINGTON NORTH SANTA FE	Commercial Paper	4.90%	DUE	04/01/2044	$164
CCO HOLDINGS LLC CAP CORP	Commercial Paper	5.12%	DUE	05/01/2027	$27
CCO HOLDINGS LLC CAP CORP	Commercial Paper	5.12%	DUE	05/01/2027	$5
CCO HOLDINGS LLC CAP CORP	Commercial Paper	5.12%	DUE	05/01/2027	$143
CCO HOLDINGS LLC CAP CORP	Commercial Paper	5.12%	DUE	05/01/2027	$14
CCO HOLDINGS LLC CAP CORP	Commercial Paper	5.12%	DUE	05/01/2027	$30
CCO HOLDINGS LLC CAP CORP	Commercial Paper	5.12%	DUE	05/01/2027	$7
CCO HOLDINGS LLC CAP CORP	Commercial Paper	5.12%	DUE	05/01/2027	$6
CCO HOLDINGS LLC CAP CORP	Commercial Paper	5.12%	DUE	05/01/2027	$129
CCO HOLDINGS LLC CAP CORP	Commercial Paper	5.12%	DUE	05/01/2027	$202
CNO FINANCIAL GROUP INC	Commercial Paper	5.25%	DUE	05/30/2029	$1,607
CNO FINANCIAL GROUP INC	Commercial Paper	5.25%	DUE	05/30/2029	$1,177
CSX CORP	Commercial Paper	5.50%	DUE	04/15/2041	$234
CSX CORP	Commercial Paper	5.50%	DUE	04/15/2041	$167
CSX CORP	Commercial Paper	5.50%	DUE	04/15/2041	$220
CSX CORP	Commercial Paper	4.75%	DUE	11/15/2048	$45
CVS CAREMARK CORP	Commercial Paper	4.88%	DUE	07/20/2035	$129
CVS CAREMARK CORP	Commercial Paper	4.88%	DUE	07/20/2035	$74
CVS CAREMARK CORP	Commercial Paper	4.88%	DUE	07/20/2035	$49
CVS CAREMARK CORP	Commercial Paper	4.88%	DUE	07/20/2035	$141

46

CVS HEALTH CORP	Commercial Paper	5.05%	DUE	03/25/2048	$340
CVS HEALTH CORP	Commercial Paper	5.05%	DUE	03/25/2048	$196
CVS HEALTH CORP	Commercial Paper	5.05%	DUE	03/25/2048	$294
CARLYLE FINANCE SUB LLC	Commercial Paper	3.50%	DUE	09/19/2029	$379
CARLYLE FINANCE SUB LLC	Commercial Paper	3.50%	DUE	09/19/2029	$208
CENOVUS ENERGY INC	Commercial Paper	6.75%	DUE	11/15/2039	$136
CENOVUS ENERGY INC	Commercial Paper	6.75%	DUE	11/15/2039	$272
CENOVUS ENERGY INC	Commercial Paper	6.75%	DUE	11/15/2039	$224
CENOVUS ENERGY INC	Commercial Paper	5.38%	DUE	07/15/2025	$902
CENTERPOINT ENERGY RESOU	Commercial Paper	6.62%	DUE	11/01/2037	$340
CENTERPOINT ENERGY RESOURCES	Commercial Paper	5.85%	DUE	01/15/2041	$239
CENTERPOINT ENERGY RESOURCES	Commercial Paper	5.85%	DUE	01/15/2041	$130
CHARTER COMM OPT LLC CAP	Commercial Paper	6.48%	DUE	10/23/2045	$137
CHARTER COMM OPT LLC CAP	Commercial Paper	6.48%	DUE	10/23/2045	$137
CHARTER COMM OPT LLC CAP	Commercial Paper	6.48%	DUE	10/23/2045	$526
CHARTER COMM OPT LLC CAP	Commercial Paper	3.90%	DUE	06/01/2052	$440
CHENIERE ENERGY PARTNERS	Commercial Paper	4.00%	DUE	03/01/2031	$2,107
CITIGROUP INC	Commercial Paper	5.50%	DUE	09/13/2025	$537
CITIGROUP INC	Commercial Paper	5.50%	DUE	09/13/2025	$565
CITIGROUP INC	Commercial Paper	5.50%	DUE	09/13/2025	$594
CITIGROUP INC	Commercial Paper	5.50%	DUE	09/13/2025	$933
CITIGROUP INC	Commercial Paper	4.45%	DUE	09/29/2027	$201
CITIGROUP INC	Commercial Paper	4.45%	DUE	09/29/2027	$139
CITIGROUP INC	Commercial Paper	4.45%	DUE	09/29/2027	$190
CITIGROUP INC	Commercial Paper	4.45%	DUE	09/29/2027	$976
CLEVELAND ELECTRIC ILLUM	Commercial Paper	3.50%	DUE	04/01/2028	$176
CLEVELAND ELECTRIC ILLUM	Commercial Paper	3.50%	DUE	04/01/2028	$106
CLEVELAND ELECTRIC ILLUM	Commercial Paper	3.50%	DUE	04/01/2028	$154
CLEVELAND ELECTRIC ILLUM	Commercial Paper	3.50%	DUE	04/01/2028	$1,064
COLUMBIA REPUBLIC OF	Commercial Paper	6.12%	DUE	01/18/2041	$232
COLUMBIA REPUBLIC OF	Commercial Paper	6.12%	DUE	01/18/2041	$257
COLUMBIA REPUBLIC OF	Commercial Paper	6.12%	DUE	01/18/2041	$309
COLUMBIA REPUBLIC OF	Commercial Paper	6.12%	DUE	01/18/2041	$437
COMCAST CORP	Commercial Paper	3.97%	DUE	11/01/2047	$292
COMCAST CORP	Commercial Paper	3.97%	DUE	11/01/2047	$498
COMCAST CORP	Commercial Paper	2.89%	DUE	11/01/2051	$344
COMCAST CORP	Commercial Paper	2.94%	DUE	11/01/2056	$454
CONOCO PHILLIPS	Commercial Paper	6.50%	DUE	02/01/2039	$160
CONOCO PHILLIPS	Commercial Paper	6.50%	DUE	02/01/2039	$146
CONOCO PHILLIPS	Commercial Paper	6.50%	DUE	02/01/2039	$167
CREDIT SUISSE GROUP AG	Commercial Paper	2.59%	DUE	09/11/2025	$1,199
CREDIT SUISSE GROUP AG	Commercial Paper	6.50%	DUE	08/08/2023	$646
CREDIT SUISSE GROUP AG	Commercial Paper	6.50%	DUE	08/08/2023	$355

47

CREDIT SUISSE GROUP AG	Commercial Paper	6.50%	DUE	08/08/2023	$1,185
CUSTOMERS BANCORP INC	Commercial Paper	2.88%	DUE	08/15/2031	$4,158
DARLING INTERNATIONAL INC	Commercial Paper	5.25%	DUE	04/15/2027	$1,629
DELTA AIR LINES 2020 AA	Commercial Paper	3.62%	DUE	03/15/2022	$526
DELTA AIR LINES 2020 AA	Commercial Paper	3.62%	DUE	03/15/2022	$290
DEVON ENERGY CORP	Commercial Paper	5.60%	DUE	07/15/2041	$661
DISCOVER BANK	Commercial Paper	4.68%	DUE	08/09/2028	$878
DISCOVER BANK	Commercial Paper	4.68%	DUE	08/09/2028	$481
DISCOVER BANK	Commercial Paper	4.68%	DUE	08/09/2028	$1,046
DISCOVERY COMMUNICATIONS	Commercial Paper	4.65%	DUE	05/15/2050	$282
DISCOVERY COMMUNICATIONS	Commercial Paper	4.00%	DUE	09/15/2055	$720
DOMINION RESOURCES INC	Commercial Paper	5.25%	DUE	08/01/2033	$246
DOMINION RESOURCES INC	Commercial Paper	5.25%	DUE	08/01/2033	$154
DOMINION RESOURCES INC	Commercial Paper	5.25%	DUE	08/01/2033	$221
DOW CHEMICAL COMPANY	Commercial Paper	4.38%	DUE	11/15/2042	$89
DOW CHEMICAL COMPANY	Commercial Paper	4.38%	DUE	11/15/2042	$119
DOW CHEMICAL COMPANY	Commercial Paper	4.38%	DUE	11/15/2042	$113
DOWDUPONT INC	Commercial Paper	5.32%	DUE	11/15/2038	$900
DUKE ENERGY CORP	Commercial Paper	2.65%	DUE	09/01/2026	$576
DUKE ENERGY CORP	Commercial Paper	2.65%	DUE	09/01/2026	$145
DUKE ENERGY CORP	Commercial Paper	2.65%	DUE	09/01/2026	$218
DUKE ENERGY CORP	Commercial Paper	2.65%	DUE	09/01/2026	$519
EQT CORP	Commercial Paper	3.00%	DUE	10/01/2022	$556
EQT CORP	Commercial Paper	3.00%	DUE	10/01/2022	$308
EQT CORP	Commercial Paper	3.90%	DUE	10/01/2027	$269
EQT CORP	Commercial Paper	3.90%	DUE	10/01/2027	$122
EQT CORP	Commercial Paper	3.90%	DUE	10/01/2027	$415
EQT CORP	Commercial Paper	3.90%	DUE	10/01/2027	$430
EQT CORP	Commercial Paper	3.90%	DUE	10/01/2027	$183
EQT CORP	Commercial Paper	3.90%	DUE	10/01/2027	$193
EQT CORP	Commercial Paper	3.90%	DUE	10/01/2027	$886
EQT CORP	Commercial Paper	6.62%	DUE	02/01/2025	$992
ERAC USA FINANCE COMPANY	Commercial Paper	3.30%	DUE	12/01/2026	$1,645
EQM MIDSTREAM PARTNERS LPI	Commercial Paper	4.75%	DUE	07/15/2023	$566
EQM MIDSTREAM PARTNERS LPI	Commercial Paper	4.75%	DUE	07/15/2023	$312
EQM MIDSTREAM PARTNERS LPI	Commercial Paper	4.75%	DUE	07/15/2023	$483
ENCANA CORP	Commercial Paper	6.50%	DUE	02/01/2038	$226
ENCANA CORP	Commercial Paper	6.50%	DUE	02/01/2038	$161
ENCANA CORP	Commercial Paper	6.50%	DUE	02/01/2038	$213
ENERGY TRANSFER PARTNERS	Commercial Paper	6.50%	DUE	02/01/2042	$135
ENERGY TRANSFER PARTNERS	Commercial Paper	6.50%	DUE	02/01/2042	$257
ENERGY TRANSFER PARTNERS	Commercial Paper	6.50%	DUE	02/01/2042	$353
ENERGY TRANSFER PARTNERS	Commercial Paper	6.12%	DUE	12/15/2045	$69

48

ENERGY TRANSFER PARTNERS	Commercial Paper	4.20%	DUE	04/15/2027	$97
ENERGY TRANSFER PARTNERS	Commercial Paper	4.20%	DUE	04/15/2027	$233
ENERGY TRANSFER PARTNERS	Commercial Paper	4.20%	DUE	04/15/2027	$325
ENERGY TRANSFER LP	Commercial Paper	6.75%	DUE	N/A	$1,311
ENERGY TRANSFER OPERATNG	Commercial Paper	5.88%	DUE	01/15/2024	$405
ENERGY TRANSFER OPERATNG	Commercial Paper	5.88%	DUE	01/15/2024	$221
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.15%	DUE	06/01/2025	$51
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.15%	DUE	06/01/2025	$56
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.15%	DUE	06/01/2025	$415
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.15%	DUE	06/01/2025	$389
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.15%	DUE	06/01/2025	$116
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.15%	DUE	06/01/2025	$313
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.15%	DUE	06/01/2025	$62
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.15%	DUE	06/01/2025	$308
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.15%	DUE	06/01/2025	$938
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.85%	DUE	07/15/2026	$48
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.85%	DUE	07/15/2026	$12
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.85%	DUE	07/15/2026	$106
ENLINK MIDSTREAM PARTNER	Commercial Paper	4.85%	DUE	07/15/2026	$90
ENSTAR GROUP LTD	Commercial Paper	4.95%	DUE	06/01/2029	$391
ENSTAR GROUP LTD	Commercial Paper	4.95%	DUE	06/01/2029	$391
ENSTAR GROUP LTD	Commercial Paper	4.95%	DUE	06/01/2029	$430
ENSTAR FINANCE LLC	Commercial Paper	5.75%	DUE	09/01/2040	$2,225
ENTERGY TEXAS INC	Commercial Paper	1.50%	DUE	09/01/2026	$1,618
ENTERGY ARKANSAS LLC	Commercial Paper	2.65%	DUE	06/15/2051	$983
ENTERPRISE PRODUCTS OPER	Commercial Paper	5.25%	DUE	08/16/2077	$37
ENTERPRISE PRODUCTS OPER	Commercial Paper	5.25%	DUE	08/16/2077	$30
ENTERPRISE PRODUCTS OPER	Commercial Paper	5.25%	DUE	08/16/2077	$36
ENTERPRISE PRODUCTS OPER	Commercial Paper	5.25%	DUE	08/16/2077	$102
ENTERPRISE PRODUCTS OPER	Commercial Paper	5.38%	DUE	02/15/2078	$211
ENTERPRISE PRODUCTS OPER	Commercial Paper	5.38%	DUE	02/15/2078	$176
ENTERPRISE PRODUCTS OPER	Commercial Paper	5.38%	DUE	02/15/2078	$327
EQUITABLE HOLDINGS INC	Commercial Paper	4.95%	DUE	N/A	$762
ERICSSON LM	Commercial Paper	4.12%	DUE	05/15/2022	$159
ERICSSON LM	Commercial Paper	4.12%	DUE	05/15/2022	$53
ERICSSON LM	Commercial Paper	4.12%	DUE	05/15/2022	$159
ERICSSON LM	Commercial Paper	4.12%	DUE	05/15/2022	$43
ERICSSON LM	Commercial Paper	4.12%	DUE	05/15/2022	$673
ERICSSON LM	Commercial Paper	4.12%	DUE	05/15/2022	$91
EXPEDIA GROUP INC	Commercial Paper	4.62%	DUE	08/01/2027	$310
EXPEDIA GROUP INC	Commercial Paper	4.62%	DUE	08/01/2027	$187
EXPEDIA GROUP INC	Commercial Paper	4.62%	DUE	08/01/2027	$124
EXPEDIA GROUP INC	Commercial Paper	4.62%	DUE	08/01/2027	$245

49

EXPEDIA GROUP INC	Commercial Paper	4.62%	DUE	08/01/2027	$124
FIRST REPUBLIC BANK	Commercial Paper	4.38%	DUE	08/01/2046	$630
FIRST REPUBLIC BANK	Commercial Paper	4.38%	DUE	08/01/2046	$300
FIRST REPUBLIC BANK	Commercial Paper	4.38%	DUE	08/01/2046	$180
FIRST REPUBLIC BANK	Commercial Paper	4.38%	DUE	08/01/2046	$222
FIRST REPUBLIC BANK	Commercial Paper	4.38%	DUE	08/01/2046	$690
FLORIDA POWER AND LIGHT	Commercial Paper	4.12%	DUE	02/01/2042	$197
FLORIDA POWER AND LIGHT	Commercial Paper	4.12%	DUE	02/01/2042	$108
FLORIDA POWER CORP	Commercial Paper	6.40%	DUE	06/15/2038	$195
FLORIDA POWER CORP	Commercial Paper	6.40%	DUE	06/15/2038	$144
FLORIDA POWER CORP	Commercial Paper	6.40%	DUE	06/15/2038	$188
FORD MOTOR COMPANY	Commercial Paper	3.25%	DUE	02/12/2032	$1,689
FORD MOTOR CREDIT CO LLC	Commercial Paper	3.09%	DUE	01/09/2023	$1,427
FORD MOTOR CREDIT CO LLC	Commercial Paper	3.09%	DUE	01/09/2023	$1,726
FORD MOTOR CREDIT CO LLC	Commercial Paper	4.38%	DUE	08/06/2023	$208
FORD MOTOR CREDIT CO LLC	Commercial Paper	4.38%	DUE	08/06/2023	$208
FORD MOTOR CREDIT CO LLC	Commercial Paper	4.38%	DUE	08/06/2023	$468
FORD MOTOR CREDIT CO LLC	Commercial Paper	4.14%	DUE	02/15/2023	$519
FORD MOTOR CREDIT CO LLC	Commercial Paper	4.14%	DUE	02/15/2023	$360
FULTON FINANCIAL CORP	Commercial Paper	3.60%	DUE	03/16/2022	$94
GA GLOBAL FUNDING TRUST	Commercial Paper	1.62%	DUE	01/15/2026	$853
GE CAPITAL INTERNATIONAL FUND	Commercial Paper	4.42%	DUE	11/15/2035	$321
GE CAPITAL INTERNATIONAL FUND	Commercial Paper	4.42%	DUE	11/15/2035	$308
GE CAPITAL INTERNATIONAL FUND	Commercial Paper	4.42%	DUE	11/15/2035	$275
GMAC LLC	Commercial Paper	8.00%	DUE	11/01/2031	$248
GMAC LLC	Commercial Paper	8.00%	DUE	11/01/2031	$177
GMAC LLC	Commercial Paper	8.00%	DUE	11/01/2031	$233
GENERAL MOTORS CO	Commercial Paper	4.20%	DUE	10/01/2027	$247
GENERAL MOTORS CO	Commercial Paper	4.20%	DUE	10/01/2027	$137
GENERAL MOTORS CO	Commercial Paper	4.20%	DUE	10/01/2027	$214
GENERAL MOTORS CO	Commercial Paper	5.15%	DUE	04/01/2038	$169
GENERAL MOTORS CO	Commercial Paper	5.15%	DUE	04/01/2038	$120
GENERAL MOTORS CO	Commercial Paper	5.15%	DUE	04/01/2038	$156
GENERAL MOTORS CO	Commercial Paper	6.80%	DUE	10/01/2027	$454
GENERAL MOTORS CO	Commercial Paper	6.80%	DUE	10/01/2027	$899
GLENCORE FUNDING LLC	Commercial Paper	4.62%	DUE	04/29/2024	$107
GLENCORE FUNDING LLC	Commercial Paper	4.62%	DUE	04/29/2024	$85
GLENCORE FUNDING LLC	Commercial Paper	4.62%	DUE	04/29/2024	$21
GLENCORE FUNDING LLC	Commercial Paper	4.62%	DUE	04/29/2024	$214
GLENCORE FUNDING LLC	Commercial Paper	4.62%	DUE	04/29/2024	$641
GLENCORE FUNDING LLC	Commercial Paper	4.62%	DUE	04/29/2024	$560
GLENCORE FUNDING LLC	Commercial Paper	4.62%	DUE	04/29/2024	$897
GLENCORE FUNDING LLC	Commercial Paper	4.62%	DUE	04/29/2024	$907

50

GLENCORE FUNDING LLC	Commercial Paper	3.88%	DUE	10/27/2027	$183
GLENCORE FUNDING LLC	Commercial Paper	3.88%	DUE	10/27/2027	$807
GLENCORE FUNDING LLC	Commercial Paper	3.88%	DUE	10/27/2027	$543
GLOBAL NET LEASE/GLOBAL	Commercial Paper	3.75%	DUE	12/15/2027	$304
GLOBAL NET LEASE/GLOBAL	Commercial Paper	3.75%	DUE	12/15/2027	$1,357
GLOBAL ATLANTIC FIN CO	Commercial Paper	3.12%	DUE	06/15/2031	$1,089
GLOBAL ATLANTIC	Commercial Paper	4.70%	DUE	10/15/2051	$2,048
GLOBAL AIR LEASE CO LTD	Commercial Paper	6.50%	DUE	09/15/2024	$435
GLOBAL AIR LEASE CO LTD	Commercial Paper	6.50%	DUE	09/15/2024	$435
GLOBAL AIR LEASE CO LTD	Commercial Paper	6.50%	DUE	09/15/2024	$478
GLOBAL AIR LEASE CO LTD	Commercial Paper	6.50%	DUE	09/15/2024	$49
GLOBAL AIR LEASE CO LTD	Commercial Paper	6.50%	DUE	09/15/2024	$51
GOLDMAN SACHS GROUP INC	Commercial Paper	5.95%	DUE	01/15/2027	$282
GOLDMAN SACHS GROUP INC	Commercial Paper	5.95%	DUE	01/15/2027	$177
GOLDMAN SACHS GROUP INC	Commercial Paper	5.95%	DUE	01/15/2027	$254
GOLDMAN SACHS GROUP INC	Commercial Paper	5.95%	DUE	01/15/2027	$914
GOLDMAN SACHS GROUP INC	Commercial Paper	6.75%	DUE	10/01/2037	$142
GOLDMAN SACHS GROUP INC	Commercial Paper	6.75%	DUE	10/01/2037	$319
GOLDMAN SACHS GROUP INC	Commercial Paper	6.75%	DUE	10/01/2037	$248
GOLDMAN SACHS GROUP INC	Commercial Paper	6.75%	DUE	10/01/2037	$390
GOLDMAN SACHS GROUP INC	Commercial Paper	6.75%	DUE	10/01/2037	$532
GOLUB CAPITAL BDC	Commercial Paper	3.38%	DUE	04/15/2024	$277
GOLUB CAPITAL BDC	Commercial Paper	3.38%	DUE	04/15/2024	$424
GOLUB CAPITAL BDC	Commercial Paper	3.38%	DUE	04/15/2024	$636
GOLUB CAPITAL BDC	Commercial Paper	3.38%	DUE	04/15/2024	$308
GOLUB CAPITAL BDC	Commercial Paper	2.50%	DUE	08/24/2026	$575
GRUPO TELEVISA SPON ADR	Commercial Paper	6.62%	DUE	03/18/2025	$228
GRUPO TELEVISA SPON ADR	Commercial Paper	6.62%	DUE	03/18/2025	$143
GRUPO TELEVISA SPON ADR	Commercial Paper	6.62%	DUE	03/18/2025	$166
GRUPO TELEVISA SPON ADR	Commercial Paper	6.62%	DUE	03/18/2025	$143
GRUPO TELEVISA SPON ADR	Commercial Paper	6.62%	DUE	03/18/2025	$114
HCA INC	Commercial Paper	3.50%	DUE	07/15/2051	$1,025
HSBC HOLDINGS PLC	Commercial Paper	7.35%	DUE	11/27/2032	$1,472
HSBC HOLDINGS PLC	Commercial Paper	6.50%	DUE	09/15/2037	$172
HSBC HOLDINGS PLC	Commercial Paper	6.50%	DUE	09/15/2037	$172
HSBC HOLDINGS PLC	Commercial Paper	6.50%	DUE	09/15/2037	$193
HSBC HOLDINGS PLC	Commercial Paper	4.25%	DUE	03/14/2024	$163
HSBC HOLDINGS PLC	Commercial Paper	4.25%	DUE	03/14/2024	$343
HSBC HOLDINGS PLC	Commercial Paper	4.25%	DUE	08/18/2025	$37
HSBC HOLDINGS PLC	Commercial Paper	4.25%	DUE	08/18/2025	$111
HSBC HOLDINGS PLC	Commercial Paper	4.25%	DUE	08/18/2025	$430
HSBC HOLDINGS PLC	Commercial Paper	4.25%	DUE	08/18/2025	$128
HSBC HOLDINGS PLC	Commercial Paper	2.21%	DUE	08/17/2029	$759

51

HSBC HOLDINGS PLC	Commercial Paper	2.21%	DUE	08/17/2029	$589
HALLIBURTON CO	Commercial Paper	5.00%	DUE	11/15/2045	$730
HEARTLAND FINANCIAL USA	Commercial Paper	2.75%	DUE	09/15/2031	$800
HERCULES CAPITAL INC	Commercial Paper	4.62%	DUE	10/23/2022	$519
HERCULES CAPITAL INC	Commercial Paper	2.62%	DUE	09/16/2026	$1,493
HERCULES CAPITAL INC	Commercial Paper	2.62%	DUE	09/16/2026	$147
HERCULES CAPITAL INC	Commercial Paper	2.62%	DUE	09/16/2026	$451
HERCULES CAPITAL INC	Commercial Paper	2.62%	DUE	09/16/2026	$660
SERVICE PROPERTIES TRUST	Commercial Paper	4.50%	DUE	06/15/2023	$247
SERVICE PROPERTIES TRUST	Commercial Paper	4.50%	DUE	06/15/2023	$135
SERVICE PROPERTIES TRUST	Commercial Paper	4.95%	DUE	10/01/2029	$564
HOST HOTELS & RESORTS LP	Commercial Paper	3.50%	DUE	09/15/2030	$493
HOST HOTELS & RESORTS LP	Commercial Paper	3.50%	DUE	09/15/2030	$354
HOST HOTELS & RESORTS LP	Commercial Paper	2.90%	DUE	12/15/2031	$353
HYUNDAI CAPITAL AMERICA	Commercial Paper	2.85%	DUE	11/01/2022	$568
HYUNDAI CAPITAL AMERICA	Commercial Paper	2.85%	DUE	11/01/2022	$315
ICAHN ENTERPRISES FIN	Commercial Paper	4.75%	DUE	09/15/2024	$475
IMPERIAL BRANDS FIN PLC	Commercial Paper	3.88%	DUE	07/26/2029	$514
IMPERIAL BRANDS FIN PLC	Commercial Paper	3.88%	DUE	07/26/2029	$281
IMPERIAL BRANDS FIN PLC	Commercial Paper	3.88%	DUE	07/26/2029	$315
IMPERIAL BRANDS FIN PLC	Commercial Paper	3.88%	DUE	07/26/2029	$152
IMPERIAL BRANDS FIN PLC	Commercial Paper	3.88%	DUE	07/26/2029	$392
ING GROUP NV	Commercial Paper	1.73%	DUE	04/01/2027	$762
IPALCO ENTERPRISES INC	Commercial Paper	3.70%	DUE	09/01/2024	$194
IPALCO ENTERPRISES INC	Commercial Paper	3.70%	DUE	09/01/2024	$182
JBS USA FOOD FINANCE	Commercial Paper	6.50%	DUE	04/15/2029	$55
JBS USA FOOD FINANCE	Commercial Paper	6.50%	DUE	04/15/2029	$264
JBS USA FOOD FINANCE	Commercial Paper	5.50%	DUE	01/15/2030	$265
JBS USA FOOD FINANCE	Commercial Paper	5.50%	DUE	01/15/2030	$147
JBS USA FOOD FINANCE	Commercial Paper	5.50%	DUE	01/15/2030	$658
JBS USA FOOD FINANCE	Commercial Paper	5.50%	DUE	01/15/2030	$131
JBS USA FOOD FINANCE	Commercial Paper	3.75%	DUE	12/01/2031	$217
JBS FINANCE LUXEMBOURG	Commercial Paper	3.62%	DUE	01/15/2032	$2,290
JP MORGAN CHASE & CO	Commercial Paper	6.40%	DUE	05/15/2038	$167
JP MORGAN CHASE & CO	Commercial Paper	6.40%	DUE	05/15/2038	$146
JP MORGAN CHASE & CO	Commercial Paper	6.40%	DUE	05/15/2038	$175
JP MORGAN CHASE & CO	Commercial Paper	5.60%	DUE	07/15/2041	$173
JP MORGAN CHASE & CO	Commercial Paper	5.60%	DUE	07/15/2041	$139
JP MORGAN CHASE & CO	Commercial Paper	5.60%	DUE	07/15/2041	$173
JP MORGAN CHASE & CO	Commercial Paper	3.78%	DUE	02/01/2028	$542
JP MORGAN CHASE & CO	Commercial Paper	3.78%	DUE	02/01/2028	$298
JPMORGAN CHASE & CO	Commercial Paper	2.96%	DUE	05/13/2031	$611
JACKSON FINANCIAL INC	Commercial Paper	1.12%	DUE	11/22/2023	$459

52

KKR GROUP FINAN CO VIII	Commercial Paper	3.50%	DUE	08/25/2050	$439
KKR GROUP FIN CO X LLC	Commercial Paper	3.25%	DUE	12/15/2051	$668
LAS VEGAS SANDS CORP	Commercial Paper	3.20%	DUE	08/08/2024	$435
LAS VEGAS SANDS CORP	Commercial Paper	3.20%	DUE	08/08/2024	$378
LAS VEGAS SANDS CORP	Commercial Paper	3.20%	DUE	08/08/2024	$523
LAZARD GROUP LLC	Commercial Paper	3.62%	DUE	03/01/2027	$114
LAZARD GROUP LLC	Commercial Paper	3.62%	DUE	03/01/2027	$107
LAZARD GROUP LLC	Commercial Paper	4.50%	DUE	09/19/2028	$331
LAZARD GROUP LLC	Commercial Paper	4.50%	DUE	09/19/2028	$314
LAZARD GROUP LLC	Commercial Paper	4.38%	DUE	03/11/2029	$679
LEAR CORP	Commercial Paper	3.55%	DUE	01/15/2052	$840
LEASEPLAN CORPORATION NV	Commercial Paper	2.88%	DUE	10/24/2024	$516
LEASEPLAN CORPORATION NV	Commercial Paper	2.88%	DUE	10/24/2024	$284
LEIDOS INC	Commercial Paper	2.30%	DUE	02/15/2031	$715
MPLX LP	Commercial Paper	6.88%	DUE	N/A	$328
MPLX LP	Commercial Paper	6.88%	DUE	N/A	$297
MPLX LP	Commercial Paper	6.88%	DUE	N/A	$343
MSCI INC	Commercial Paper	3.62%	DUE	11/01/2031	$701
MARATHON PETROLEUM CORP	Commercial Paper	6.50%	DUE	03/01/2041	$124
MARATHON PETROLEUM CORP	Commercial Paper	6.50%	DUE	03/01/2041	$241
MARATHON PETROLEUM CORP	Commercial Paper	6.50%	DUE	03/01/2041	$207
MARKEL CORP	Commercial Paper	6.00%	DUE	N/A	$677
MARRIOTT INTERNATIONAL	Commercial Paper	2.85%	DUE	04/15/2031	$743
MATTEL INC	Commercial Paper	3.38%	DUE	04/01/2026	$1,120
MATTEL INC	Commercial Paper	3.38%	DUE	04/01/2026	$1,410
MCCORMICK & CO	Commercial Paper	3.40%	DUE	08/15/2027	$513
MCCORMICK & CO	Commercial Paper	3.40%	DUE	08/15/2027	$432
MCCORMICK & CO	Commercial Paper	3.40%	DUE	08/15/2027	$519
MERRILL LYNCH & CO	Commercial Paper	7.75%	DUE	05/14/2038	$235
MERRILL LYNCH & CO	Commercial Paper	7.75%	DUE	05/14/2038	$235
MERRILL LYNCH & CO	Commercial Paper	7.75%	DUE	05/14/2038	$259
METLIFE CAPITAL TRUST	Commercial Paper	7.88%	DUE	12/15/2067	$614
MICROCHIP TECHNOLOGY INC	Commercial Paper	0.97%	DUE	02/15/2024	$1,026
MIDAMERICAN ENERGY HOLDINGS	Commercial Paper	6.12%	DUE	04/01/2036	$191
MIDAMERICAN ENERGY HOLDINGS	Commercial Paper	6.12%	DUE	04/01/2036	$273
MIDAMERICAN ENERGY HOLDINGS	Commercial Paper	6.12%	DUE	04/01/2036	$239
MIDAMERICAN ENERGY HOLDINGS	Commercial Paper	6.12%	DUE	04/01/2036	$389
MOLSON COORS BEVERAGE CO	Commercial Paper	5.00%	DUE	05/01/2042	$78
MOLSON COORS BEVERAGE CO	Commercial Paper	5.00%	DUE	05/01/2042	$241
MOLSON COORS BEVERAGE CO	Commercial Paper	5.00%	DUE	05/01/2042	$175
MOLSON COORS BEVERAGE CO	Commercial Paper	4.20%	DUE	07/15/2046	$92
MOLSON COORS BEVERAGE CO	Commercial Paper	4.20%	DUE	07/15/2046	$92
MOLSON COORS BEVERAGE CO	Commercial Paper	4.20%	DUE	07/15/2046	$70

53

MOLSON COORS BEVERAGE CO	Commercial Paper	4.20%	DUE	07/15/2046	$30
MOLSON COORS BEVERAGE CO	Commercial Paper	4.20%	DUE	07/15/2046	$167
MOLSON COORS BEVERAGE CO	Commercial Paper	4.20%	DUE	07/15/2046	$250
MOLSON COORS BEVERAGE CO	Commercial Paper	4.20%	DUE	07/15/2046	$450
MORGAN STANLEY	Commercial Paper	4.35%	DUE	09/08/2026	$249
MORGAN STANLEY	Commercial Paper	4.35%	DUE	09/08/2026	$111
MORGAN STANLEY	Commercial Paper	4.35%	DUE	09/08/2026	$138
MORGAN STANLEY	Commercial Paper	4.35%	DUE	09/08/2026	$360
MORGAN STANLEY	Commercial Paper	4.35%	DUE	09/08/2026	$471
MORGAN STANLEY	Commercial Paper	4.35%	DUE	09/08/2026	$249
MORGAN STANLEY	Commercial Paper	2.48%	DUE	09/16/2036	$775
MORGAN STANLEY	Commercial Paper	3.22%	DUE	04/22/2042	$939
MYLAN NV	Commercial Paper	5.25%	DUE	06/15/2046	$864
NBN CO LTD	Commercial Paper	2.62%	DUE	05/05/2031	$1,000
NBK TIER 1 FINANCING 2	Commercial Paper	4.50%	DUE	N/A	$1,058
NOV INC	Commercial Paper	3.95%	DUE	12/01/2042	$28
NOV INC	Commercial Paper	3.95%	DUE	12/01/2042	$16
NOV INC	Commercial Paper	3.95%	DUE	12/01/2042	$50
NOV INC	Commercial Paper	3.95%	DUE	12/01/2042	$13
NOV INC	Commercial Paper	3.95%	DUE	12/01/2042	$17
NOV INC	Commercial Paper	3.95%	DUE	12/01/2042	$246
NOV INC	Commercial Paper	3.95%	DUE	12/01/2042	$197
NOV INC	Commercial Paper	3.95%	DUE	12/01/2042	$310
NOV INC	Commercial Paper	3.60%	DUE	12/01/2029	$440
NOV INC	Commercial Paper	3.60%	DUE	12/01/2029	$241
NOV INC	Commercial Paper	3.60%	DUE	12/01/2029	$236
NOV INC	Commercial Paper	3.60%	DUE	12/01/2029	$334
NOV INC	Commercial Paper	3.60%	DUE	12/01/2029	$333
NOV INC	Commercial Paper	3.60%	DUE	12/01/2029	$537
NOV INC	Commercial Paper	3.60%	DUE	12/01/2029	$129
NETFLIX INC	Commercial Paper	5.88%	DUE	11/15/2028	$995
NETFLIX INC	Commercial Paper	5.88%	DUE	11/15/2028	$651
NEW YORK LIFE INSURANCE	Commercial Paper	3.75%	DUE	05/15/2050	$341
NEWELL BRANDS INC	Commercial Paper	4.35%	DUE	04/01/2023	$61
NEWELL BRANDS INC	Commercial Paper	4.35%	DUE	04/01/2023	$722
NEWELL BRANDS INC	Commercial Paper	4.70%	DUE	04/01/2026	$453
NEWELL BRANDS INC	Commercial Paper	4.70%	DUE	04/01/2026	$180
NEWELL BRANDS INC	Commercial Paper	4.70%	DUE	04/01/2026	$543
NEWFIELD EXPLORATION	Commercial Paper	5.62%	DUE	07/01/2024	$134
NEWFIELD EXPLORATION	Commercial Paper	5.62%	DUE	07/01/2024	$224
NEWFIELD EXPLORATION	Commercial Paper	5.62%	DUE	07/01/2024	$198
NEWFIELD EXPLORATION	Commercial Paper	5.38%	DUE	01/01/2026	$916
NEWFIELD EXPLORATION	Commercial Paper	5.38%	DUE	01/01/2026	$505

54

NEXTERA ENERGY CAPITAL	Commercial Paper	3.80%	DUE	03/15/2082	$1,625
NISOURCE FINANCE CORP	Commercial Paper	5.80%	DUE	02/01/2042	$106
NISOURCE FINANCE CORP	Commercial Paper	5.80%	DUE	02/01/2042	$330
NISOURCE FINANCE CORP	Commercial Paper	3.95%	DUE	03/30/2048	$468
NISOURCE FINANCE CORP	Commercial Paper	3.95%	DUE	03/30/2048	$254
NISOURCE FINANCE CORP	Commercial Paper	3.95%	DUE	03/30/2048	$597
NORDEA BANK AB	Commercial Paper	4.62%	DUE	09/13/2033	$775
NORDEA BANK AB	Commercial Paper	4.62%	DUE	09/13/2033	$426
NORDEA BANK ABP	Commercial Paper	1.50%	DUE	09/30/2026	$1,670
NORFOLK SOUTHERN CORP	Commercial Paper	4.05%	DUE	08/15/2052	$607
O REILLY AUTOMOTIVE INC	Commercial Paper	3.60%	DUE	09/01/2027	$440
O REILLY AUTOMOTIVE INC	Commercial Paper	3.60%	DUE	09/01/2027	$1,031
OCCIDENTAL PETROLEUM COR	Commercial Paper	6.45%	DUE	09/15/2036	$924
OCCIDENTAL PETROLEUM COR	Commercial Paper	6.45%	DUE	09/15/2036	$510
OHIO EDISON	Commercial Paper	8.25%	DUE	10/15/2038	$160
OHIO EDISON	Commercial Paper	8.25%	DUE	10/15/2038	$75
OMEGA HLTHCARE INVESTORS	Commercial Paper	3.38%	DUE	02/01/2031	$1,008
PACIFIC GAS & ELECTRIC	Commercial Paper	2.50%	DUE	02/01/2031	$438
PATTERSON UTI ENERGY INC	Commercial Paper	3.95%	DUE	02/01/2028	$18
PATTERSON UTI ENERGY INC	Commercial Paper	3.95%	DUE	02/01/2028	$75
PATTERSON UTI ENERGY INC	Commercial Paper	3.95%	DUE	02/01/2028	$87
PATTERSON UTI ENERGY INC	Commercial Paper	3.95%	DUE	02/01/2028	$28
PATTERSON UTI ENERGY INC	Commercial Paper	3.95%	DUE	02/01/2028	$349
PATTERSON UTI ENERGY INC	Commercial Paper	3.95%	DUE	02/01/2028	$306
PATTERSON UTI ENERGY INC	Commercial Paper	3.95%	DUE	02/01/2028	$834
PENNSYLVANIA ELECTRIC CO	Commercial Paper	4.15%	DUE	04/15/2025	$315
PENNSYLVANIA ELECTRIC CO	Commercial Paper	4.15%	DUE	04/15/2025	$158
PENNSYLVANIA ELECTRIC CO	Commercial Paper	4.15%	DUE	04/15/2025	$263
PETROLEOS MEXICANOS	Commercial Paper	6.38%	DUE	01/23/2045	$87
PETROLEOS MEXICANOS	Commercial Paper	6.38%	DUE	01/23/2045	$48
PETROLEOS MEXICANOS	Commercial Paper	5.35%	DUE	02/12/2028	$199
PETROLEOS MEXICANOS	Commercial Paper	5.35%	DUE	02/12/2028	$125
PETROLEOS MEXICANOS	Commercial Paper	5.35%	DUE	02/12/2028	$179
PIEDMONT OPERATING PARTN	Commercial Paper	2.75%	DUE	04/01/2032	$257
PIEDMONT OPERATING PARTN	Commercial Paper	2.75%	DUE	04/01/2032	$395
PLAINS ALL AMERICAN PIPELINE	Commercial Paper	4.70%	DUE	06/15/2044	$133
PLAINS ALL AMERICAN PIPELINE	Commercial Paper	4.70%	DUE	06/15/2044	$267
PLAINS ALL AMERICAN PIPELINE	Commercial Paper	4.70%	DUE	06/15/2044	$9
PLAINS ALL AMERICAN PIPELINE	Commercial Paper	4.70%	DUE	06/15/2044	$7
PLAINS ALL AMERICAN PIPELINE	Commercial Paper	4.70%	DUE	06/15/2044	$229
PLAINS ALL AMERICAN PIPELINE	Commercial Paper	4.50%	DUE	12/15/2026	$126
PLAINS ALL AMERICAN PIPELINE	Commercial Paper	4.50%	DUE	12/15/2026	$670
PLAINS ALL AMERICAN PIPELINE	Commercial Paper	4.50%	DUE	12/15/2026	$439

55

	PLAINS ALL AMERICAN PIPELINE	Commercial Paper	4.50%	DUE	12/15/2026	$216
	PLAINS ALL AMERICAN PIPE	Commercial Paper	3.80%	DUE	09/15/2030	$711
	PRIME PROPERTYFUND LLC	Commercial Paper	2.46%	DUE	10/13/2030	$500
	PRIME PROPERTYFUND LLC	Commercial Paper	2.56%	DUE	10/13/2032	$1,769
	PRIME PROPERTYFUND LLC	Commercial Paper	2.71%	DUE	10/13/2035	$372
*	PRUDENTIAL FINANCIAL INC	Commercial Paper	5.88%	DUE	09/15/2042	$136
*	PRUDENTIAL FINANCIAL INC	Commercial Paper	5.88%	DUE	09/15/2042	$222
*	PRUDENTIAL FINANCIAL INC	Commercial Paper	5.88%	DUE	09/15/2042	$199
*	PRUDENTIAL FINANCIAL INC	Commercial Paper	5.62%	DUE	06/15/2043	$262
*	PRUDENTIAL FINANCIAL INC	Commercial Paper	5.62%	DUE	06/15/2043	$284
*	PRUDENTIAL FINANCIAL INC	Commercial Paper	5.70%	DUE	09/15/2048	$804
*	PRUDENTIAL FINANCIAL INC	Commercial Paper	5.70%	DUE	09/15/2048	$444
	PUGET ENERGY INC	Commercial Paper	2.38%	DUE	06/15/2028	$552
	PUGET ENERGY INC	Commercial Paper	5.76%	DUE	10/01/2039	$237
	PUGET ENERGY INC	Commercial Paper	5.76%	DUE	10/01/2039	$169
	PUGET ENERGY INC	Commercial Paper	5.76%	DUE	10/01/2039	$223
	RENSANT CORP	Commercial Paper	3.00%	DUE	12/01/2031	$1,474
	REYNOLDS AMERICAN INC	Commercial Paper	5.85%	DUE	08/15/2045	$103
	REYNOLDS AMERICAN INC	Commercial Paper	5.85%	DUE	08/15/2045	$365
	REYNOLDS AMERICAN INC	Commercial Paper	5.85%	DUE	08/15/2045	$334
	ROYAL BK SCOTLND GRP PLC	Commercial Paper	3.07%	DUE	05/22/2028	$3,126
	SVB FINANCIAL GROUP	Commercial Paper	4.10%	DUE	N/A	$629
	SVB FINANCIAL GROUP	Commercial Paper	4.25%	DUE	N/A	$1,692
	SAMMONS FINANCIAL GROUP	Commercial Paper	3.35%	DUE	04/16/2031	$2,561
	SANDY SPRING BANCORP INC	Commercial Paper	4.25%	DUE	11/15/2029	$1,425
	SANTOS FINANCE LTD	Commercial Paper	3.65%	DUE	04/29/2031	$1,014
	SKYMILES DELTA AIRLINES	Commercial Paper	4.50%	DUE	10/20/2025	$613
	SKYMILES DELTA AIRLINES	Commercial Paper	4.50%	DUE	10/20/2025	$863
	SKYMILES DELTA AIRLINES	Commercial Paper	4.50%	DUE	10/20/2025	$505
	SMITHFIELD FOODS INC	Commercial Paper	3.00%	DUE	10/15/2030	$49
	SMITHFIELD FOODS INC	Commercial Paper	3.00%	DUE	10/15/2030	$125
	SMITHFIELD FOODS INC	Commercial Paper	3.00%	DUE	10/15/2030	$74
	SMITHFIELD FOODS INC	Commercial Paper	3.00%	DUE	10/15/2030	$25
	SMITHFIELD FOODS INC	Commercial Paper	3.00%	DUE	10/15/2030	$161
	SMITHFIELD FOODS INC	Commercial Paper	3.00%	DUE	10/15/2030	$124
	SMITHFIELD FOODS INC	Commercial Paper	2.62%	DUE	09/13/2031	$787
	SOCIETE GENERALE	Commercial Paper	1.49%	DUE	12/14/2026	$846
	SOCIETE GENERALE	Commercial Paper	1.79%	DUE	06/09/2027	$949
	SOUTHERN COPPER CORP	Commercial Paper	6.75%	DUE	04/16/2040	$105
	SOUTHERN COPPER CORP	Commercial Paper	6.75%	DUE	04/16/2040	$140
	SOUTHERN COPPER CORP	Commercial Paper	6.75%	DUE	04/16/2040	$133
	SPIRIT REALTY LP	Commercial Paper	4.45%	DUE	09/15/2026	$189
	SPIRIT REALTY LP	Commercial Paper	4.00%	DUE	07/15/2029	$280

56

SPIRIT REALTY LP	Commercial Paper	4.00%	DUE	07/15/2029	$522
SPIRIT REALTY LP	Commercial Paper	4.00%	DUE	07/15/2029	$522
SPIRIT REALTY LP	Commercial Paper	4.00%	DUE	07/15/2029	$308
SPIRIT REALTY LP	Commercial Paper	3.20%	DUE	01/15/2027	$126
SPIRIT REALTY LP	Commercial Paper	3.20%	DUE	01/15/2027	$398
SPIRIT REALTY LP	Commercial Paper	3.20%	DUE	1/15/2027	$220
SPIRIT REALTY LP	Commercial Paper	3.40%	DUE	01/15/2030	$42
SPIRIT REALTY LP	Commercial Paper	2.70%	DUE	02/15/2032	$357
SPRINT CAPITAL CORP	Commercial Paper	6.88%	DUE	11/15/2028	$1,645
SPRINT COMMUNICATIONS	Commercial Paper	9.25%	DUE	4/15/2022	$220
SPRINT COMMUNICATIONS	Commercial Paper	9.25%	DUE	4/15/2022	$538
SYNGENTA FINANCE NV	Commercial Paper	4.44%	DUE	4/24/2023	$146
SYNGENTA FINANCE NV	Commercial Paper	4.44%	DUE	4/24/2023	$319
SYNGENTA FINANCE NV	Commercial Paper	4.44%	DUE	4/24/2023	$361
SYNGENTA FINANCE NV	Commercial Paper	4.44%	DUE	4/24/2023	$454
SYNCHRONY FINANCIAL	Commercial Paper	3.95%	DUE	12/1/2027	$591
SYNCHRONY FINANCIAL	Commercial Paper	3.95%	DUE	12/1/2027	$328
SYNCHRONY FINANCIAL	Commercial Paper	2.88%	DUE	10/28/2031	$603
TPG SPECIALTY LENDING IN	Commercial Paper	3.88%	DUE	11/1/2024	$1,223
TPG SPECIALTY LENDING IN	Commercial Paper	3.88%	DUE	11/1/2024	$397
TANGER PROPERTIES LP	Commercial Paper	3.12%	DUE	9/1/2026	$258
TANGER PROPERTIES LP	Commercial Paper	3.12%	DUE	9/1/2026	$145
TIAA REAL ESTATE CDO LTD	Commercial Paper	4.27%	DUE	5/15/2047	$546
TECK RESOURCES LTD	Commercial Paper	6.00%	DUE	8/15/2040	$351
TECK RESOURCES LTD	Commercial Paper	6.00%	DUE	8/15/2040	$191
TIME WARNER CABLE INC	Commercial Paper	6.75%	DUE	6/15/2039	$239
TIME WARNER CABLE INC	Commercial Paper	6.75%	DUE	6/15/2039	$170
TIME WARNER CABLE INC	Commercial Paper	5.88%	DUE	11/15/2040	$124
TIME WARNER CABLE INC	Commercial Paper	5.88%	DUE	11/15/2040	$124
TIMKEN CO	Commercial Paper	4.50%	DUE	12/15/2028	$1,401
TRITON CONTAINER	Commercial Paper	2.05%	DUE	4/15/2026	$1,628
UNITED AIRLINES	Commercial Paper	4.60%	DUE	9/1/2027	$76
UNITED MEXICAN STATES	Commercial Paper	4.75%	DUE	3/8/2044	$516
UNITED MEXICAN STATES	Commercial Paper	4.75%	DUE	3/8/2044	$327
UNITED MEXICAN STATES	Commercial Paper	4.75%	DUE	3/8/2044	$469
UNITED MEXICAN STATES	Commercial Paper	4.75%	DUE	3/8/2044	$375
UNITED MEXICAN STATES	Commercial Paper	4.75%	DUE	3/8/2044	$192
VALE OVERSEAS LTD	Commercial Paper	6.88%	DUE	11/21/2036	$106
VALE OVERSEAS LTD	Commercial Paper	6.88%	DUE	11/21/2036	$133
VALE OVERSEAS LTD	Commercial Paper	6.88%	DUE	11/21/2036	$133
VALE OVERSEAS LTD	Commercial Paper	6.88%	DUE	11/21/2036	$465
VALE OVERSEAS LTD	Commercial Paper	6.25%	DUE	8/10/2026	$331
VALE OVERSEAS LTD	Commercial Paper	6.25%	DUE	8/10/2026	$134
VALE OVERSEAS LTD	Commercial Paper	6.25%	DUE	8/10/2026	$255

57

VALE OVERSEAS LTD	Commercial Paper	6.25%	DUE	8/10/2026	$772
VALE OVERSEAS LTD	Commercial Paper	6.25%	DUE	8/10/2026	$871
VALLEY NATIONAL BANCORP	Commercial Paper	5.12%	DUE	9/27/2023	$106
VALLEY NATIONAL BANCORP	Commercial Paper	5.12%	DUE	9/27/2023	$743
VALLEY NATIONAL BANCORP	Commercial Paper	5.25%	DUE	6/15/2030	$3,248
VERIZON COMMUNICATIONS	Commercial Paper	2.88%	DUE	11/20/2050	$442
VERIZON COMMUNICATIONS	Commercial Paper	2.99%	DUE	10/30/2056	$811
VERIZON COMMUNICATIONS	Commercial Paper	2.99%	DUE	10/30/2056	$327
VERIZON COMMUNICATIONS	Commercial Paper	2.99%	DUE	10/30/2056	$322
VIACOMCBS INC	Commercial Paper	4.95%	DUE	1/15/2031	$577
VIACOMCBS INC	Commercial Paper	4.95%	DUE	1/15/2031	$151
VIACOMCBS INC	Commercial Paper	4.20%	DUE	5/19/2032	$593
VIACOMCBS INC	Commercial Paper	4.20%	DUE	5/19/2032	$174
VIRGINIA ELECTRIC & POWER CO	Commercial Paper	8.88%	DUE	11/15/2038	$194
VIRGINIA ELECTRIC & POWER CO	Commercial Paper	8.88%	DUE	11/15/2038	$441
VIRGINIA ELECTRIC & POWER CO	Commercial Paper	8.88%	DUE	11/15/2038	$353
VITERRA FINANCE BV	Commercial Paper	3.20%	DUE	4/21/2031	$1,031
VITERRA FINANCE BV	Commercial Paper	3.20%	DUE	4/21/2031	$682
VODAFONE GROUP PLC	Commercial Paper	5.25%	DUE	5/30/2048	$405
WEA FINANCE LLC	Commercial Paper	2.88%	DUE	1/15/2027	$923
WEA FINANCE LLC	Commercial Paper	2.88%	DUE	1/15/2027	$94
WEA FINANCE LLC	Commercial Paper	2.88%	DUE	1/15/2027	$96
WEA FINANCE LLC	Commercial Paper	2.88%	DUE	1/15/2027	$180
WEA FINANCE LLC	Commercial Paper	2.88%	DUE	1/15/2027	$377
WP CAREY INC	Commercial Paper	2.45%	DUE	2/1/2032	$375
TRADEMARK ROYALTY 2021	Commercial Paper	0.01%	DUE	1/31/2050	$5,078
TFORCE HOLDINGS INC	Commercial Paper	3.15%	DUE	1/5/2029	$3,846
TFORCE HOLDINGS INC	Commercial Paper	3.25%	DUE	1/5/2031	$1,081
WATERS CORPORATION	Commercial Paper	2.25%	DUE	3/3/2031	$3,542
FIRST GAS LIMITED	Commercial Paper	2.32%	DUE	3/23/2031	$4,799
HAWAIIAN ELECTRIC COMPANY	Commercial Paper	3.28%	DUE	12/30/2040	$4,982
BAIN CAPITAL HOLDINGS LP	Commercial Paper	2.69%	DUE	4/15/2033	$4,846
ENVASES UNIVERSALES DE MEXICO	Commercial Paper	3.15%	DUE	2/9/2028	$5,164
J P MORGAN ASSET MANAGEMENT S	Commercial Paper	2.55%	DUE	1/7/2031	$5,066
SENIOR UNSECURED NOTES	Commercial Paper	2.94%	DUE	12/18/2032	$4,849
CENTERPOINT PROPERTIES TRUST	Commercial Paper	2.83%	DUE	10/28/2030	$5,105
NATIONAL HOCKEY LEAGUE NHL	Commercial Paper	2.82%	DUE	1/6/2026	$4,105
DYAL CAPITAL PARTNERS	Commercial Paper	3.65%	DUE	2/22/2041	$1,383
DYAL CAPITAL PARTNERS	Commercial Paper	3.65%	DUE	2/22/2041	$2,569
WASTE MANAGEMENT INC	Commercial Paper	0.00%	DUE	7/25/2022	$1,995
WEIR GROUP PLC THE	Commercial Paper	2.20%	DUE	5/13/2026	$1,756
WELLPOINT INC	Commercial Paper	4.65%	DUE	1/15/2043	$112
WELLPOINT INC	Commercial Paper	4.65%	DUE	1/15/2043	$125

58

WELLPOINT INC	Commercial Paper	4.65%	DUE	1/15/2043	$131
WELLS FARGO FINANCIAL	Commercial Paper	5.61%	DUE	1/15/2044	$155
WELLS FARGO CO	Commercial Paper	5.38%	DUE	11/2/2043	$209
WELLS FARGO CO	Commercial Paper	5.38%	DUE	11/2/2043	$197
WELLS FARGO CO	Commercial Paper	4.10%	DUE	6/3/2026	$1,745
WESTERN & SOUTHERN LIFE	Commercial Paper	3.75%	DUE	4/28/2061	$1,036
XSTRATA FINANCE CANADA	Commercial Paper	5.55%	DUE	10/25/2042	$34
XSTRATA FINANCE CANADA	Commercial Paper	5.55%	DUE	10/25/2042	$139
XSTRATA FINANCE CANADA	Commercial Paper	5.55%	DUE	10/25/2042	$39
XSTRATA FINANCE CANADA	Commercial Paper	5.55%	DUE	10/25/2042	$126
XSTRATA FINANCE CANADA	Commercial Paper	5.55%	DUE	10/25/2042	$183
XLIT LTD	Commercial Paper	4.45%	DUE	3/31/2025	$116
XLIT LTD	Commercial Paper	4.45%	DUE	3/31/2025	$101
XLIT LTD	Commercial Paper	4.45%	DUE	3/31/2025	$73
XLIT LTD	Commercial Paper	4.45%	DUE	3/31/2025	$271
XLIT LTD	Commercial Paper	4.45%	DUE	3/31/2025	$380
XLIT LTD	Commercial Paper	5.50%	DUE	3/31/2045	$274
XLIT LTD	Commercial Paper	5.50%	DUE	3/31/2045	$171
XLIT LTD	Commercial Paper	5.50%	DUE	3/31/2045	$247
MIZRAHI TEFAHOT BANK LTD	Commercial Paper	3.08%	DUE	4/7/2031	$1,641
BANK HAPOALIM	Commercial Paper	3.26%	DUE	1/21/2032	$1,588
CHANEL LIMITED	Commercial Paper	2.45%	DUE	10/13/2030	$4,525
FNMA	Fed Agency	2.00%	DUE	4/1/2050	$14,458
FNMA	Fed Agency	2.50%	DUE	4/1/2044	$12,250
FNMA	Fed Agency	3.50%	DUE	1/15/2041	$3,344
FNMA	Fed Agency	4.00%	DUE	4/1/2040	$4,388
FNMA	Fed Agency	4.50%	DUE	1/1/2040	$4,474
GNMA II	Fed Agency	3.00%	DUE	12/15/2043	$35,394
GNMA II	Fed Agency	3.50%	DUE	1/23/2042	$5,809
COLUMBIA REPUBLIC OF	Foreign	4.12%	DUE	5/15/2051	$162
UNITED MEXICAN STATES	Foreign	6.75%	DUE	9/27/2034	$433
UNITED MEXICAN STATES	Foreign	6.75%	DUE	9/27/2034	$233
UNITED MEXICAN STATES	Foreign	6.75%	DUE	9/27/2034	$366
UNITED MEXICAN STATES	Foreign	4.50%	DUE	4/22/2029	$640
2 YR US TR NOTES	Futures	0.00%	DUE	2/18/2022	$4
2 YR US TR NOTES	Futures	0.00%	DUE	2/18/2022	$138
2 YR US TR NOTES	Futures	0.00%	DUE	2/18/2022	$24
2 YR US TR NOTES	Futures	0.00%	DUE	2/18/2022	$18
20 YR US TR BONDS	Futures	0.00%	DUE	2/18/2022	$(16)
FHLMC	Mortgage Backed	2.00%	DUE	12/1/2050	$1,319
FHLMC	Mortgage Backed	2.00%	DUE	1/1/2051	$2,754
FNMA	Mortgage Backed	4.50%	DUE	6/1/2048	$854
FNMA	Mortgage Backed	3.50%	DUE	6/1/2050	$3,330

59

FNMA	Mortgage Backed	2.50%	DUE	9/1/2036	$8,653
FNMA	Mortgage Backed	3.50%	DUE	8/1/2050	$133
FNMA	Mortgage Backed	2.50%	DUE	9/1/2051	$1,526
FNMA	Mortgage Backed	2.50%	DUE	10/1/2051	$4,291
FNMA	Mortgage Backed	0.03%	DUE	10/1/2051	$3,245
FNMA	Mortgage Backed	0.04%	DUE	2/1/2043	$3,352
FNMA	Mortgage Backed	0.03%	DUE	6/1/2032	$533
FNMA	Mortgage Backed	0.03%	DUE	8/1/2032	$219
FNMA	Mortgage Backed	0.04%	DUE	12/1/2047	$3,113
FNMA	Mortgage Backed	0.05%	DUE	6/1/2048	$322
GNMA II	Mortgage Backed	0.04%	DUE	3/20/2047	$2,846
GNMA II	Mortgage Backed	0.03%	DUE	11/20/2049	$3,523
GNMA II	Mortgage Backed	0.03%	DUE	7/20/2049	$1,991
GNMA II	Mortgage Backed	0.03%	DUE	1/20/2050	$3,633
CALIFORNIA STATE	Municipals	0.08%	DUE	4/1/2039	$334
NEW YORK ST DORM AUTH ST PERSO	Municipals	0.03%	DUE	2/15/2043	$212
NORTHSTAR EDU FIN INC DE	Municipals	0.03%	DUE	4/1/2042	$1,671
BCM SWAPTION	Options	0.03%	DUE	12/13/2032	$401
BCM SWAPTION	Options	0.02%	DUE	12/13/2032	$239
BCM SWAPTION	Options	0.03%	DUE	1/31/2033	$295
BCM SWAPTION	Options	0.03%	DUE	1/31/2033	$393
SELECTIVE INSURANCE GROU	Preferred Stock	0.00%	DUE	1/31/3100	$1,584
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$241
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$58
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$119
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$112
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$200
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$165
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$66
STATE STREET STIF	Sweep Investment	0.00%	DUE	N/A	$541
5 YR US TR NOTES	US Govt Bonds	0.00%	DUE	4/5/2022	$10
5 YR US TR NOTES	US Govt Bonds	0.00%	DUE	4/5/2022	$2
5 YR US TR NOTES	US Govt Bonds	0.00%	DUE	4/5/2022	$1
US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	3/31/2022	$600
US ULTRA T-BOND	US Govt Bonds	0.00%	DUE	3/31/2022	$6
US 10YR ULTRA FUT MAR22	Futures	0.00%	DUE	3/31/2022	$(303)
US 10YR ULTRA FUT MAR22	Futures	0.00%	DUE	3/31/2022	$(16)
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$502
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$2,006
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$752
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$940
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$251
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$2,257

60

US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$752
US TREASURY N B	US Govt Bonds	3.50%	DUE	2/15/2039	$3,761
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$643
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$6,911
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$429
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$375
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$696
US TREASURY N B	US Govt Bonds	2.25%	DUE	8/15/2049	$3,000
US TREASURY N B	US Govt Bonds	2.00%	DUE	11/15/2026	$1,553
TREASURY SEC	US Govt Bonds	1.50%	DUE	11/30/2024	$13,105
OTHER ASSETS					$(72,234)
TOTAL MASSMUTUAL STABLE VALUE					$691,969
• NOTES RECEIVABLE FROM PARTICIPANTS	Participant Loans	2.36% to 10.50% 2021- 2050			$141,821
• Indicates party-in-interest to the plan. All investments are participant directed; therefore, cost value has been omitted.

61

Required Information

Financial statements and schedules for the Cigna 401(k) Plan, prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, are contained in this Annual Report on Form 11-K.

Exhibits

Exhibits are listed in the Index to Exhibits.

62

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2022

Cigna 401(k) PLAN

By:	/s/ Jill Vaslow
Jill Vaslow
Plan Administrator

63

Index to Exhibits

Number	Description	Method of Filing

23	Consent of Independent Registered Public Accounting Firm	Filed herewith

64